DRAFT FOR DISCUSSION PURPOSES ONLY

    As Filed with the Securities and Exchange Commission on February 21, 2002
                                                                  File No. 333-
      --------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form F-1

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           THE BUCK A DAY COMPANY INC.
                 (Name of small business issuer in its charter)

  Ontario, Canada                          3571                   Inapplicable
(State or jurisdiction of      (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization) Classification Code Number)   Identification No.)

                           465 Davis Drive, Suite 226
                           Newmarket, Ontario L3Y 2P1
                                 (905) 868-9477
              (Address and telephone number of principal executive
                    offices and principal place of business)

                              CT Corporation System
                                111 Eighth Avenue
                            New York, New York 10011
                                 (212) 247-2882
                (Name, address and telephone number of agent for
                                    service)

                                   Copies to:
                           M. James Spitzer, Jr., Esq.
                           William S. Rosenstadt, Esq.
                             Spitzer & Feldman P.C.
                                 405 Park Avenue
                            New York, New York 10022
                          Telephone No. (212) 888-6680
                          Facsimile No. (212) 838-7472

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the securities Act, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement for the same offering.
[ ]_________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]_________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

=================================================================================================================
 Title of Each Class of                           Proposed Maximum     Proposed Maximum
       Securities              Amount to              Offering             Aggregate              Amount of
    to be Registered         be Registered        Price Per Share      Offering Price(1)      Registration Fee
-----------------------------------------------------------------------------------------------------------------
Common Stock, no par
value(2)                       3,000,000               $2.00               $6,000,000                $552
-----------------------------------------------------------------------------------------------------------------
Common Stock, no par
value(3)                         600,000               $1.00                 $600,000                 $55
-----------------------------------------------------------------------------------------------------------------
Common Stock, no par
value(4)                       3,000,000               $1.00               $3,000,000                $276
-----------------------------------------------------------------------------------------------------------------
Common Stock, no par
value(5)                         500,000               $1.00                 $500,000                 $46
-----------------------------------------------------------------------------------------------------------------
Common Stock, no par
value(6)                      22,522,974               $1.00              $22,522,974              $2,072
-----------------------------------------------------------------------------------------------------------------

         Total                29,622,974                                                           $3,001
-----------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

(2) 3,000,000 shares of Common Stock relate to the offering by The Buck A Day Company Inc. on a "best efforts" basis, with no minimum.

(3)  Reserved for issuance upon exercise of all 600,000 Class D warrants.

(4)  Reserved for issuance upon exercise of all 3,000,000 Class E warrants.

(5)  Reserved for issuance upon exercise of all 500,000 Class F warrants.

(6)  Represents shares of Common Stock offered by the selling shareholders.


           ----------------------------------------------------------

     Pursuant to Rule 416 of the Securities Act, this registration statement also covers such indeterminate additional shares of Common Stock as may become issuable as a result of stock splits, stock dividends or other similar events.

           ----------------------------------------------------------

     We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

           ----------------------------------------------------------

     This prospectus relates to 29,622,974 shares of our Common Stock, of which 22,522,974 shares are owned, as of February 14, 2002, by the security holders named in this prospectus under the caption "Selling Shareholders". The shares of our Common Stock being offered by us may be offered or sold directly by ourselves or we may use the services of participating brokers/dealers licensed by the National Association of Securities Dealers, Inc., each of which will receive a commission from the shares offered and sold by such participating broker/dealer and accepted by us. 22,522,974 shares may be offered from time to time by the selling shareholders through ordinary brokerage transactions on the OTC Bulletin Board or on any securities exchange on which our Common Stock is or becomes listed or traded, in negotiated transactions or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated private transactions, or in a combination of these methods. Up to 3,000,000 shares of our Common Stock are being sold by us, on a self-underwritten, best efforts basis, with no minimum. Our offering will commence on the date of this prospectus and will continue until the earlier of February 22, 2004, all of the shares offered are sold, or we otherwise terminate the offering.

     We will bear all the costs and expenses associated with the preparation and filing of this registration statement.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 22, 2002

                             PRELIMINARY PROSPECTUS

                                29,622,974 Shares

                           THE BUCK A DAY COMPANY INC.

                                  Common Stock

     The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities in any state where the offer or sale is not permitted.

     This prospectus relates to an offering of 29,622,974 shares of Common Stock of The Buck A Day Company Inc., an Ontario corporation. We are offering to sell 3,000,000 shares of our Common Stock, which as of the date of this prospectus have not been issued. Certain of our employees and/or shareholders, the selling shareholders, are offering to sell 22,522,974 shares of our Common Stock. We will not receive any of the proceeds from the sale of our shares of Common Stock by the selling shareholders. An additional 600,000 shares of Common Stock, 3,000,000 shares of Common Stock and 500,000 shares of Common Stock underlying our Class D, E and F warrants, respectively, are also being registered.

     The shares of our Common Stock which will be offered and sold by us will be offered and sold on a "best efforts" basis by using our officers, directors, or, at our discretion, by participating broker/dealers licensed by the National Association of Securities Dealers, Inc. There is no minimum investment requirement and funds received by us from this offering will not be placed into an escrow account.

     The shares of our Common Stock offered by the selling shareholders have not been registered for sale under the securities laws of any state as of the date of this prospectus. Brokers or dealers effecting transactions in the shares of our Common Stock should confirm the registration thereof under the securities laws of the states in which transactions occur or the existence of any exemption from registration. The selling shareholders may from time to time sell shares of our Common Stock on the OTC Bulletin Board, on any other national securities exchange or automated quotation system on which our Common Stock may be listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices.

      ----------------------------------------------------------

     Our principal executive offices are located at 465 Davis Drive, Suite 226, Newmarket, Ontario L3Y 2P1, Canada. Our telephone number is (905) 868-9477.

      ----------------------------------------------------------

     Our Common Stock being offered by this prospectus involves a high degree of risk. You should read the "Risk Factors" section beginning on page 5 before you decide to purchase any of our Common Stock.

      ----------------------------------------------------------

     Neither the Securities and Exchange Commission nor any state commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.


                The date of this prospectus is February 22, 2002

                                TABLE OF CONTENTS


PROSPECTUS SUMMARY.............................................................1

RISK FACTORS...................................................................5

A NOTE CONCERNING FORWARD-LOOKING STATEMENTS..................................10

CONVENTIONS WHICH APPLY TO THIS PROSPECTUS....................................10

CURRENCY OF PRESENTATION......................................................11

DIVIDEND POLICY...............................................................11

CAPITALIZATION................................................................12

EXCHANGE RATES................................................................12

SELECTED FINANCIAL DATA.......................................................13

DILUTION......................................................................13

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS......................14

IMPACT OF THE "PENNY STOCK" RULES ON BUYING OR SELLING OUR COMMON STOCK.......14

PLAN OF DISTRIBUTION..........................................................15

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS.........................................................17

DESCRIPTION OF BUSINESS.......................................................19

MANAGEMENT....................................................................26

PRINCIPAL SHAREHOLDERS........................................................34

CERTAIN TRANSACTIONS..........................................................35

SELLING SHAREHOLDERS..........................................................35

DESCRIPTION OF SECURITIES.....................................................35

INCOME TAX CONSEQUENCES.......................................................39

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES....................................................43

LEGAL MATTERS.................................................................43

EXPERTS.......................................................................43

WHERE YOU CAN FIND MORE INFORMATION...........................................43

FINANCIAL STATEMENTS.........................................................F-1

PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS..........................II-1

SIGNATURES..................................................................II-7


                                       (i)

                               PROSPECTUS SUMMARY

     This summary highlights certain information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information regarding The Buck A Day Company Inc. and our financial statements and the related notes appearing elsewhere in this prospectus.

The Company

Our Business:                           Our principal business address is 465
                                        Davis Drive, Suite 226, Newmarket,
                                        Ontario L3Y 2P1, Canada. Our telephone
                                        number is (905) 868-9477.

                                        We are a marketing, tele-marketing and
                                        financing company which was incorporated on September 15, 1999 and commenced operations in January 2000. The "Buck A Day" branding is the basic premise of our business model. Name brand products are packaged by us so that the customer can purchase them for as little as a dollar ("buck") a day, with no down payment.

                                        We market and sell name brand electronic and consumer products, primarily computers, television sets and high-end electronics and appliances, directly to consumers and small businesses, employing a multimedia approach. Sales generated from television advertising account for 80% of our gross sales. The remaining 20% is generated through our website. Business operations are segregated into separate departments. The start of the marketing process begins with our in-house creative department where television commercials are written and produced. Our internal advertising staff purchases all forms of media. Leads generated from advertising are then contacted by our telemarketing staff. All warehousing and shipping occurs directly from our 7,500 square foot warehouse facility. A separate customer service and technical department is maintained to service the customer.

                                        In April 2000, credit facilities with
                                        CitiFinancial Services of Canada Ltd.
                                        (formerly Associates Financial Group), a subsidiary of Citigroup, were established to finance our "Buck A Day" credit card program. CitiFinancial underwrites the "Buck A Day" credit card without recourse to us. Approved applicants are extended a pre-determined level of credit ranging from Cdn. $1,000 to Cdn. $10,000. As of December 2001, CitiFinancial approved approximately
                                        30-35% of all applications for "Buck A
                                        Day" credit cards. We take no credit
                                        risk. However, our
                                        ability to finance is dependent on the
                                        willingness of Citifinancial to approve
                                        applicants.

                                        As of December 1, 2001, we had
                                        approximately eighty sales
                                        representatives and twenty management
                                        and administrative employees. We operate two sales shifts, providing sales coverage from 9:00 a.m. to 11:00 p.m. (Eastern time) seven days per week.

                                        For the first sixteen (16) months of our operations, all IBM products and peripherals were purchased through Beamscope Canada Ltd. and Ingram Micro both approved IBM distributors and directly from IBM. However, we were consistently plagued by shortages of inventories and as a result, were often forced to acquire products through national retailers resulting in lower than anticipated profit margins. Continued inventory shortages led the company to seek new sources of supply. Negotiations with Compaq were concluded and new commercials were produced. Compaq offered the company an advance of Cdn. $250,000 and an additional Cdn. $750,000 line of credit for inventory purchases in exchange for an exclusive 2-year marketing agreement. IBM then negotiated a new agreement, which provided the company with a marketing allowance of Cdn. $350,000, a creative budget of Cdn. $300,000 payable semi-annually and through IBM's largest wholesaler a credit facility of Cdn. $750,000, guaranteed inventory supply of an additional Cdn. $500,000 and annual volume rebates of 1-3% on cumulative purchases. On May 31, 2001, we entered into an exclusive three-year distribution agreement with IBM Canada Ltd. We market IBM products in all provinces across Canada. In the second quarter of calendar 2002, a branch office is scheduled to open in Montreal to better service the Quebec market.

                                        During the third quarter of 2002 the
                                        company intends to open an office in
                                        Niagra Falls or Buffalo, New York. The
                                        reason for New York is its close
                                        proximity to Toronto. Preliminary market testing of our commercials in the U.S. (Buffalo, Spokane & Seattle) has indicated a strong consumer response similar to that of the Canadian market. Citigroup U.S. will provide us with the same consumer financing in the United States as is currently provided in Canada.

                                        Sales and Gross Margin

                                        For the initial period of operation,
                                        January 1 to July 31, 2000, sales were
                                        $733,973 with a gross margin of $214,666 or 29%. For the year ended July 31, 2001, sales were $5,381,008 with a gross margin of $1,585,046 or 29%. Poor inventory supplies resulting in retail store purchases to fulfill customer orders caused the lower than expected margins in these fiscal periods. The anticipated margin is 35%.

                                        Sales for the three-month period August
                                        1, 2000 to October 31 2000, were
                                        $1,281,419 with a gross margin of
                                        $364,345 or 28%. Sales for the
                                        three-month period August 1, 2001 to
                                        October 31, 2001, were $ 4,143,314 with
                                        a gross margin of $1,516,152 or 36%.

                                        The improved gross margin was a direct
                                        result of the three-year agreement with
                                        IBM providing both timely inventory
                                        supply and lines of credit.

                                        In July and August 2001 the company
                                        concluded a private stock offering for
                                        net proceeds of $900,000. The company
                                        utilized a significant part of the
                                        additional investment to increase its
                                        media expenditures resulting in a 223%
                                        increase in sales for the quarter ended
                                        October 31, 2001 over the same period in the prior year.

                                        During the period from November 1, 2001
                                        through February 15, 2002, the Company
                                        concluded a private stock offering for
                                        net proceeds of $1,237,487. We utilized
                                        a significant part of the additional
                                        investment for working capital purposes
                                        and upgrading warehouse space.

Province of Incorporation:              We were incorporated in Ontario, Canada
                                        on September 15, 1999.

The Offering:

Number of Shares                        We are offering 3,000,000 shares of our
Being Offered:                          Common Stock.

                                        The selling shareholders intend to sell
                                        22,522,974 shares of our Common Stock or 100% of their aggregate holdings. Issuance of these shares to the selling shareholders was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended.

Number of Shares Outstanding
After the Offering:                     As of February 14 2002, 22,522,974
                                        shares of our Common Stock are issued
                                        and outstanding. In addition to the
                                        Common Stock, we have 600,000 shares of
                                        Class D

                                        Warrants, 3,000,000 shares of Class E
                                        Warrants issued and outstanding, and
                                        500,000 shares of Class F warrants
                                        issued and outstanding. If we sell all
                                        of the 3,000,000 shares we are
                                        registering, we will have 25,522,974
                                        shares of our Common Stock issued and
                                        outstanding after the offering,
                                        exclusive of the shares reserved for
                                        issuance underlying our Class D, E and F
                                        Warrants.

Estimated Use of Proceeds:              We intend to use substantially all of
                                        the net proceeds from our sale of our
                                        Common Stock for general corporate
                                        purposes, including working capital and
                                        expansion of sales and marketing
                                        activities and for the expenses
                                        associated with our planned expansion
                                        into the United States in addition to
                                        potential acquisitions of complementary
                                        businesses. We will not receive any of
                                        the proceeds from the sale of those
                                        shares being offered by the selling
                                        shareholders.

Risk Factors:                           For a discussion of the risks you should
                                        consider before investing in our Common
                                        Stock, read the "Risk Factors" section.

                                  RISK FACTORS

     You should carefully consider the following risk factors and all other information contained in this prospectus before investing in our Common Stock. Investing in our Common Stock involves a high degree of risk. Any of the following risks could adversely affect our business, financial condition and results of operations. The risks and uncertainties described below are not the only ones we may face.

Risks Related To Our Business

     Concentrated ownership of our common stock. Our officers, directors and principal security holders own approximately 40% of our outstanding shares of Common Stock. Such concentrated control allows these security holders to exert significant influence in matters requiring approval of our stockholders. Edward
P. LaBuick, our Chairman of the Board and Chief Executive Officer is the father of Dennis P. LaBuick, our President and a Director. Dennis P. LaBuick is married to Patricia LaBuick our Sales Manager. Edward P. LaBuick and his wife, Faye LaBuick collectively own 2,925,000 shares of Common Stock including options to purchase an additional 952,500 shares of Common Stock. Dennis P. LaBuick and his wife, Patricia LaBuick, collectively own 2,895,000 shares of Common Stock including options to purchase an additional 897,500 shares of Common Stock. As a result, assuming the registration of all 25,522,974 shares by us and the selling shareholders, the LaBuick family members' aggregate holdings of our Common Stock is 5,820,000 shares or 22.8% of the total issued and outstanding, exclusive of any options to purchase shares of Common Stock. Further, Edward P. and Dennis P. LaBuick represent two of our four Board members and are in a position to exert significant undue influence in matters requiring approval or authorization by our Board. Although the LaBuick family members do not hold a majority of the outstanding Common Stock, they are likely to be in a position to influence significantly the election of some or all of the members of our Board of Directors and the outcome of most corporate actions requiring stockholder approval. See "Management"; "Principal Shareholders"; and "Certain Transactions".

     Need to raise additional capital in regards to our planned expansion into the United States. We anticipate that we will need to raise additional capital to further implement our planned marketing and sales efforts and our expansion plans into the United States. There can be no assurances that such funds can be raised or, if they can be raised the terms upon which such funds may be made available to us. Our failure to raise additional capital will significantly limit such efforts and may have a material adverse effect on us.

     Ability to buy media cheaply. To a significant extent, our business plan relies on our ability to purchase media placements at competitive rates. In the event that we are unable to achieve our cost goals regarding such media purchases, our margins may suffer significant narrowing.

     No dividends. We do not anticipate paying cash dividends to the holders of our Common Stock in the foreseeable future. Accordingly, investors must rely on sale of their shares of Common Stock after price appreciation, which may never occur, as the only way to realize on their investment. Investors seeking cash dividends should not purchase our shares of Common Stock.

     Limited operating history. We commenced operation of our business in January 2000. Although every member of our management team has extensive experience, our company has a very limited operating history with which to evaluate our business. You must consider the risks and difficulties frequently encountered by companies in the early stages of development. These risks and difficulties include our ability to:

     o    maintain and develop strategic relationships with business partners;

     o    offer compelling services and products; and

     o promptly address the challenges faced by early stage, rapidly growing companies which do not have an experience or performance base to draw on.

     Reliance on CitiFinancial. An integral part of our business is the ability to sell products and services to individuals and small businesses. We rely solely on CitiFinancial Services Canada Ltd. to approve all applications and subsequently extend credit to the approved individuals. Our agreement with CitiFinancial allows either party to terminate the agreement upon thirty (30) days notice. In the event that CitiFinancial terminates such agreement and we cannot agree with a suitable replacement for CitiFinancial within thirty (30) days, our business may suffer irreparable harm. Furthermore, if at any time CitiFinancial's approval rate of our applicants declines significantly, our business may suffer a significant loss of revenue.

     Reliance on IBM Canada. IBM Canada Ltd. is our sole and exclusive supplier of computer equipment. Presently, sales of computers and peripherals account for 80% of our gross sales. Our supply agreement with IBM has a term of three (3) years with the right to renew for an additional two (2) year period. Either party, however, has the right to elect not to renew upon ninety (90) days prior notice. If for any reason, IBM determines not to renew the supply agreement, it could result in unanticipated costs and delays and have a negative impact on our earnings.

     Reliance on SuperCom. IBM Canada Ltd. is unable to provide us with direct financing for the purchases of the IBM products. However, IBM Canada Ltd. has arranged for us to purchase such equipment through SuperCom Canada Ltd., the largest Canadian IBM wholesaler. SuperCom has extended a credit line to us on behalf of IBM in the amount of Cdn. $750,000 in addition to warehousing in their facilities an additional Cdn. $500,000 worth of IBM computer equipment on our behalf. We purchase all IBM computer equipment through SuperCom. We have not entered into a written agreement with SuperCom. Our oral understanding may be terminated by SuperCom at any time and without any notice. If SuperCom terminates such purchasing arrangement, we may be unable to promptly replace SuperCom, which would result in our business suffering a material adverse effect. Further, even if we were able to promptly replace SuperCom, we may not be in a position to negotiate similar preferential terms with the new entity. As a result, our earnings may be negatively affected.

     Our ability to control significant growth. We are currently experiencing a period of significant growth. As of December 31, 2001, we had approximately 100 employees, an increase of 420% from the 25 employees we had as of the same date last year. We currently anticipate hiring an additional 50 employees during the current fiscal year, most of them will be hired for our sales, marketing and customer support teams. This growth has placed, and the future growth we anticipate in our operations will continue to place, a significant strain on our managerial, operational, financial and information systems resources. As part of this growth, we may have to implement new operational and financial systems and procedures and controls, expand our office facilities, train and manage new employees. If we are unable to manage our growth effectively, we will be unable to implement our growth strategy, upon which the success of our business depends.

     Competition. There exist a number of direct and indirect competitors that have significantly greater resources and experience than us. Our sales and marketing structure is not proprietary and many of our competitors sell similar items. Further, entry into the marketplace by new competitors is relatively easy. We consider our retailing competitors' businesses to be primarily price driven; whereas, we have found our industry to be relatively unaffected by pricing thresholds, which means that we are unable to substantially increase market share purely through price adjustments. In Canada some of our biggest competitors are IPC Canada, MDG Canada Ltd. and Dell Computer Corp. In the United States some of our biggest competitors will be direct marketing computer manufacturers such as Dell and Gateway Computer Corp. and nationwide electronic retailers such as Best Buy and Circuit City. Furthermore, there are many online electronics retailers, such as Amazon.com and Buy.com, who would directly compete for our customers. All of the above are larger and better known and have more resources for financing, advertising and marketing. We intend to compete based on our ability to market and sell products to individuals who require credit with no down payment and payments as low as a dollar a day.

     Dependence on marketing growth. We primarily market our products and services directly to customers by means of television and print media and, to a lesser but increasing extent, through our internet website. We provide technical support and other customer services primarily by means of telephone. Accordingly, we are dependent on the growth of direct distribution channels in order to have a growing market in which to sell our products and services. There can be no assurance that worldwide direct marketing channels will grow or that we would be able to establish a more significant presence in indirect channels of distribution if it becomes necessary or desirable in the future.

     Lack of consistency in our operating results. Our operating results have varied and may continue to fluctuate from quarter to quarter and will depend on numerous factors, including, but not limited to, customer demand and market acceptance of our products, varying product mix and other factors. In addition, we have operated without a material backlog so that net sales in a given quarter are dependent on customer orders received in that quarter and operating expenditures are primarily based on customer demand. As a result, if demand does not meet our expectations in any given period, the sales shortfall may result in an increased impact on operating results due to our inability to adjust operating expenditures quickly enough to compensate for such shortfall. Our business is sensitive to the spending patterns of our customers, which in turn are subject to prevailing economic conditions and other factors beyond our control. Our results of operations could be materially adversely affected by changes in economic conditions or customer spending patterns for our products.

     Anticipated expansion into the United States may strain our resources. We intend to enter in a limited manner and in selected areas the United States marketplace within the next six (6) months. We further expect to expend significant resources related to such expansion and generate significant revenue through such expansion. This growth strategy could place a considerable demand on our management and our financial and operational resources. Our growth strategy is subject to various risks, including uncertainties regarding the ability to achieve similar application acceptance levels and our ability to effectively service our new customers. We can give no assurance that we will continue to control our growth at manageable levels or effectively, compete with much larger companies that sell similar products directly to the public. If we cannot successfully expand our business, we may not be able to sustain our recent earnings growth over an extended period of time. Although certain members of our management team have had significant experience marketing other products in the United States we have limited experience selling products of our type in such a marketplace and as a result, it may be difficult for us to successfully market our business and sell our products there. In order to expand internationally we may enter into relationships with foreign business partners. We may experience difficulty in managing international operations because of distance, as well as cultural differences, and there can be no assurance that we or our future United States business associates will be able to successfully market and operate our services there.

     Regulatory risks in regards to CitiFinancial's lending practices. In the event that legislation having a negative impact on our business is adopted, it could have a material and adverse impact on our business operations. As is the case with most businesses, we are subject to various governmental regulations, including specifically in our case, regulations regarding consumer lending transactions. Although we do not directly provide financing for our customers any regulations restricting CitiFinancial's ability to extend credit to applicants for a "Buck-A-Day" credit card may have an adverse effect on our business. Federal and state consumer protection laws impose requirements on the making and enforcement of consumer loans. Congress and the states may enact new laws and amendments to existing laws to regulate further the credit card and consumer credit industry or to reduce finance charges or other fees or charges applicable to credit card accounts. Such laws, as well as any new laws or rulings which may be adopted, may adversely affect CitiFinancial's ability to do business with us. Although there is no comprehensive federal legislation regulating our transactions, we cannot assure you that legislation will not be enacted in the future. From time to time, legislation has been introduced in Congress seeking to regulate our business. In addition, we cannot assure you that the various legislatures in the states where we anticipate doing business will not adopt new legislation or amend existing legislation that negatively affects us.

     Our dependence on certain key individuals. We depend on the services of members of our executive staff, including Edward P. LaBuick, our Chairman and Chief Executive Officer; Dennis P. LaBuick our founder, President and Chief Operating Officer; Keith Kennedy our Vice President of Operations and Dan LaRoche our Director of Marketing. The key management members have three year exclusive employment contracts with the Company and may not be terminated by the respective employee. There are existing company-paid life insurance policies on Edward P. LaBuick and Dennis P. LaBuick each in the amount of $2,000,000, to which The

Buck A Day Company Inc. is the beneficiary. There can be no assurances that we would be able to retain qualified executive staff if they were to leave for any reason. Therefore, the loss of the services of members of our executive staff, including Edward P. LaBuick, could have a material adverse effect upon us.

Risks Related To This Offering

     Lack of an underwriter's due diligence. We are selling up to 3,000,000 shares of our Common Stock on a self-underwritten, "best efforts" basis. As a result, purchasers of our Common Stock will not have the benefit of an underwriter's due diligence, whose task is, among others, to confirm the accuracy of the disclosures made in the prospectus. We are less likely to sell the shares we are offering on a self-underwritten, "best efforts" basis than if we were selling the shares through an underwriter.

     Lack of an underwriter's sales efforts. By selling our stock on a self-underwritten, "best efforts" basis, we will not be able to utilize the services of an underwriter to offer or sell our securities for us in connection with this offering. We will undertake our own best efforts to market and sell the securities to the public. We have not set a minimum with respect to the amount of our securities that we intend to sell. Even if a purchaser buys shares of our Common Stock, we may not be able to sell any other additional shares proposed for sale pursuant to this offering. If we do not raise a sufficient amount of funds through this offering, we may not be able to adequately contribute proceeds to development of our business and we may not be able to successfully proceed with our plan of operations. This may cause significant losses and our stockholders may lose all or a substantial portion of their investment. See "Plan of Distribution".

     Fluctuation of common stock. Future announcements concerning us or our competitors, including strategic relationships with our or other suppliers, may cause the market price of our Common Stock to fluctuate substantially for reasons which may be unrelated to operating results. These fluctuations, as well as general economic, political and market conditions, may have a material adverse effect on the market price of our Common Stock.

     Sales of common stock by selling shareholders may result in a decrease of share price. 22,522,974 shares of Common Stock owned by the selling shareholders will be registered by the Registration Statement of which this prospectus is a part. The selling shareholders may sell some or all of their shares immediately after they are registered. In the event that the selling shareholders sell some or all of their shares, the price of our Common Stock could decrease significantly. Conflicts of interests may occur between the selling shareholders' duties to us and their interest in selling shares as they are all employees of ours. See "Certain Transactions" and "Selling shareholders".

     Selling shareholders may compete with us in selling common stock. Our ability to raise additional capital through the sale of our stock may be harmed by competing re-sales of our Common Stock by the selling shareholders. The price of our Common Stock could fall if the selling shareholders sell substantial amounts of our Common Stock. These sales may make it more difficult for us to sell equity or equity-related securities in this offering or in the future at a time and price that we deem appropriate because the selling shareholders may offer to sell their shares of Common Stock to potential investors for less than we do. Moreover, potential investors may not be interested in purchasing shares of our Common Stock if the selling shareholders are selling their shares of Common Stock.

     Penny stock rules may have a restrictive effect on the trading of our common stock. Because we may be subject to the "penny stock" rules, the level of trading activity in our stock may be reduced. Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks, like shares of our Common Stock, generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on NASDAQ. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our Common Stock may find it difficult to sell their shares.

                  A NOTE CONCERNING FORWARD-LOOKING STATEMENTS

     You should not rely on forward-looking statements in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipates", "believes", "plans", "expects", "future", "intends" and similar expressions to identify these forward-looking statements. Prospective investors should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by The Buck A Day Company Inc. described in "Risk Factors" and elsewhere in this prospectus.

                   CONVENTIONS WHICH APPLY TO THIS PROSPECTUS

     All information in this prospectus reflects no exercise of employee stock options, or warrants. However, we are registering 600,000 shares of Common Stock, 3,000,000 shares of Common Stock and 500,000 shares of Common Stock for issuance in the event that our Class D, E and F warrant holders choose to exercise such warrants.

                            CURRENCY OF PRESENTATION

     In this prospectus and unless otherwise stated, all references to "$" are to the legal currency of the United States of America. Our financial statements are prepared in United States of America dollars and presented in accordance with U.S. GAAP for the fiscal year ended July 31, 2001 and the interim three month period ended October 31, 2001. Any reference to "Cdn. $" are to the legal currency of Canada. In this prospectus, any discrepancies in any table between totals and the sums of amounts listed are due to rounding.

     For historical information regarding rates of exchange between Canadian dollars and U.S. dollars, please see "Exchange Rates."

                                 USE OF PROCEEDS

     We estimate that the net proceeds from our sale of 3,000,000 shares of our Common Stock will be $5,900,000. We will not receive any of the proceeds of the sale of Common Stock by the selling shareholders.

     We expect to use substantially all of the net proceeds for general corporate purposes, including working capital, expansion of sales and marketing activities in Canada and expenses associated with our planned expansion into the United States marketplace. The amounts we actually expend for working capital and other purposes may vary significantly and will depend on a number of factors including, but not limited to, the actual net proceeds received, the amount of our future revenues and other factors described under "Risk Factors." Accordingly, our management will retain broad discretion in the allocation of the net process. A portion of the net proceeds may also be used to acquire or invest in complimentary businesses, technologies, product lines or products. We have no current plans or agreements or commitments with respect to any of these transactions, and we are not currently engaged in any negotiations with respect to any of these transactions.

                                 DIVIDEND POLICY

     We have not declared or paid any cash dividends on our equity shares since inception and do not expect to pay any cash dividends for the foreseeable future. We currently intend to retain future earnings, if any, to finance the expansion of our business. Investors seeking cash dividends should not purchase our shares of Common Stock.

     Our Board of Directors may at any time by resolution declare a common stock dividend so long as such dividend does not impair the capital of the company or result in unequal treatment of any other holder of the same class of common stock.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of October 31, 2001 and the as adjusted capitalization which gives effect to the consummation of the offering consisting of 3,000,000 common shares at $2.00 per share (for expected net proceeds of $5,900,000), as if it occurred on October 31, 2001. This table should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus.

                                                                 October 31, 2001
                                                        Actual       Pro Forma     Pro Forma As
                                                                        (1)          Adjusted
Stockholders' Equity:
Common Stock, no par value, unlimited number of
  shares authorized; 20,000,000 issued and
  outstanding (actual) 22,522,974 shares issued
  and outstanding (pro forma)(1) and 25,522,974
  issued and outstanding (pro forma, as adjusted)     $1,602,243     $2,839,730     $8,739,730

Accumulated other comprehensive income                    43,802         43,802         43,802

Retained Earnings (deficit)                           (1,642,102)    (1,642,102)    (1,642,102)
                                                      ----------     ----------     ----------

Total Stockholders' Equity                                 3,943      1,241,430      7,141,430
                                                      ----------     ----------     ----------

Total Capitalization                                       3,943      1,241,430      7,141,430
                                                      ==========     ==========     ==========

----------
(1) Give retroactive effect to the sale of 2,522,974 shares of common stock during the period from November 1, 2001 to February 15, 2002 for net proceeds of $1,237,487.

                                 EXCHANGE RATES

     For the fiscal year ended July 31, 2001 the average exchange rate concerning the number of Canadian dollars for which one U.S. dollar could be exchanged was 0.65. The aforementioned figures are based on the average of the noon buying rate in the City of New York on the last day of each month during the period for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York.

                             SELECTED FINANCIAL DATA

         The following unaudited selected financial information concerning us, other than the as adjusted balance sheet, has been derived from the financial statements included elsewhere in this prospectus and should be read in conjunction with and is qualified in its entirety by such financial statements and notes therein. See "Financial Statements".

Statement of Operations Data:

                                           Year Ended July 31,       Three Months Ended October 31,
                                           -------------------       ------------------------------

                                          2001            2000            2001            2000
                                      -----------     -----------     -----------     -----------
Sales                                 $ 5,381,008     $   733,973     $ 4,143,314     $ 1,281,419
Cost of sales                           3,795,962         519,307       2,627,162         917,074
Expenses                                3,100,005         604,678       1,253,283         660,375

Net Income (loss)                      (1,514,959)       (390,012)        262,869        (296,030)

Income (Loss) per share                    $(0.08)         $(0.02)          $0.01          $(0.01)
Weighted average number of
  shares outstanding                   20,000,000      20,000,000      20,000,000      20,000,000

Balance Sheet Data:

                                                                    October 31, 2001
                                                          Actual      Pro Forma (1)   Pro Forma As
                                                                                     Adjusted(1)(2)
Working Capital (deficiency)                            $(270,024)       $967,463      $6,867,463
Total Assets                                            1,458,374       2,695,861       8,595,861
Stockholders' Equity                                        3,943       1,241,430       7,141,430

----------
(1) Gives effect to the sale of 2,522,974 shares of Common Stock during the period from November 1, 2001 to February 15, 2002 for net proceeds of $1,237,487.

(2) As adjusted to give effect to the offering of 3,000,000 common shares at a price of $2.00 per share for expected net proceeds of $5,900,000.


                                    DILUTION

     The issuance of further shares and the eligibility of issued shares for resale will dilute our Common Stock and may lower the price of our Common Stock. If you invest in our Common Stock, your interest will be diluted to the extent of the difference between the price per share you pay for the Common Stock and the pro forma as adjusted net tangible book value per share of our Common Stock at the time of sale. We calculate net tangible book value per share by calculating the total assets less intangible assets and total liabilities, and dividing it by the number of outstanding shares of Common Stock.

     The net tangible book value of our Common Stock as of October 31, 2001, was $3,943, or approximately $0.00 per share. After giving retroactive effect to the sale of 2,522,974 shares of Common Stock for net proceeds of $1,237,487 (the pro forma transaction), the Company's net tangible book value increased to $1,241,430 or $0.06 per share. After giving effect to the sale of 3,000,000 shares of our Common Stock at a price of $2.00 per share (which is expected to yield net proceeds of $5,900,000), Pro Forma net tangible book value as adjusted was $7,141,430 or $0.28 per share. The result would be an immediate increase in net tangible book value per share of $0.22 to existing stockholders and an immediate dilution to new investors of $1.72 (86%) per share. "Dilution" is determined by subtracting net tangible book value per share after the offering from the offering price to investors.

     The following table illustrates the foregoing information with respect to dilution to new investors on a per share basis:

Initial public offering price                                              $2.00
  Net tangible book value before offering (historical)           $0.00
  Increase attributable to Pro Forma transaction(1)              $0.06
                                                                 -----
Net tangible book value before giving effect to the offering      0.06
Increase attributable to new investors                            0.22
                                                                 -----
Pro Forma net tangible book value after the offering                       $0.28
                                                                           -----
Dilution to new investors                                                  $1.72
                                                                           =====

----------
(1) Gives effect to the sale of 2,522,974 shares of Common Stock during the period from November 1, 2001 to February 15, 2002 for net proceeds of $1,237,487.

     In the future, we may issue additional shares, options and warrants, and we may grant additional stock options to our employees, officers, directors, and consultants under out stock option plan, all of which may further dilute our net tangible book value.

     22,522,974 shares of our Common Stock are concurrently being offered by the selling shareholders, all of which may be sold in the open market, in privately negotiated transactions or otherwise. We will not receive any proceeds from the sale of such 22,522,974 shares of our Common Stock by the selling shareholders. Sales of such shares of Common Stock by the selling shareholders or the potential of such sales may have a material adverse effect on the market price of the Common Stock offered hereby.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Our Common Stock is not quoted or traded on any public exchange. It is our intent to apply for our Common Stock to be listed on the OTC Bulletin Board operated by the NASDAQ Stock Market, Inc. during the time that this prospectus is being reviewed by the Securities and Exchange Commission. Although there can be no assurances, it is our intention to have such listing concurrent with the effectiveness of this prospectus.

     IMPACT OF THE "PENNY STOCK" RULES ON BUYING OR SELLING OUR COMMON STOCK

     We anticipate that the initial trading in our Common Stock will be subject to the "penny stock" rules. The Securities and Exchange Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser's written agreement to execute the transaction. In addition, unless an exception is available, the broker-dealer must deliver a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market prior to any transaction. Further, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage them from transactions in our Common Stock, which could severely limit the market price and liquidity of our securities.

                              PLAN OF DISTRIBUTION

     We are registering 3,000,000 shares of our Common Stock, which will be offered and sold on a "best efforts" basis by us, using our officers, directors, or, at our discretion, by participating broker/dealers licensed by the National Association of Securities Dealers, Inc. There is no minimum investment requirement and funds received by us from this offering will not be placed into an escrow account. The offering price of the shares was arbitrarily determined by us. The offering price of our Common Stock does not have any relationship to our assets, book value, or earnings. We reserve the right to reject any subscription in whole or in part, for any reason or for no reason.

     In the event that we are listed on the OTC Bulletin Board, the selling shareholders may sell our Common Stock on the OTC Bulletin Board, on the over-the-counter market, or on any securities exchange on which our Common Stock is or becomes listed or traded, in negotiated transactions or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated private transactions, or in a combination of these methods. The shares will not be sold in an underwritten public offering.

     Brokers-dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling shareholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated. Broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for the selling shareholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer's commitment to the selling shareholders. Broker-dealers who acquire shares as principal may resell those shares from time to time in the over-the-counter market or otherwise at prices and on terms then prevailing or related to the then-current market price or in negotiated transactions and, in connection with such re-sales, may receive or pay commissions.

     The selling shareholders and any broker-dealers participating in the distributions of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any profit on the sale of shares by the selling shareholders and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts. The shares may also be sold pursuant to Rule 144 under the Securities Act of 1933, as amended, beginning one (1) year after the shares were issued.

     There can be no assurance that we will sell any or all of the offered shares.

     Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares of our Common Stock offered by this prospectus may not simultaneously engage in market making activities with respect to our Common Stock during the applicable "cooling off" periods prior to the commencement of such distribution. Also, the selling shareholders are subject to applicable provisions that limit the timing of purchases and sales of our Common Stock by the selling shareholders.

     We have informed the selling shareholders that, during such time as they may be engaged in a distribution of any of the shares we are registering by this prospectus, they are required to comply with Regulation M. In general, Regulation M precludes the selling shareholders, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

     Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of our Common Stock to be more volatile than it would otherwise be in the absence of these transactions. We have informed the selling shareholders that stabilizing transactions permitted by Regulation M allow bids to purchase our Common Stock if the stabilizing bids do not exceed a specified maximum. Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. The selling shareholders and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OFOPERATIONS

     We commenced operations in January 2000, marketing and selling brand name electronic and consumer products, primarily computers, television sets and high-end electronics and appliances, directly to consumers and small businesses employing a multimedia approach. The "Buck A Day" branding is the basic premise of our business model whereby a customer can purchase a product for as little as a dollar a day (See "Description of Business").

     The following discussion should be read in conjunction with our financial statements and notes thereto contained elsewhere in this prospectus. This discussion may contain forward looking statements that could involve risks and uncertainties. For additional information see "Risk Factors".

RESULTS OF OPERATIONS:

Year Ended July 31, 2001 vs. Period From Inception, January 1, 2000 through July 31, 2000:

     Sales for the year ended July 31, 2001 aggregated $5,381,008 as compared to $733,973 for the period ended July 31, 2000, an increase of $4,647,035 or 633%. The primary reasons for the increase was the consumer financing arrangement with CitiFinacial Services and a direct purchasing agreement with suppliers of IBM product in addition to a full year of operations for the period ended July 31, 2001 versus seven (7) months in our initial year of operations.

     The gross margin on sales for the year ended July 31, 2001 was 29.5% as compared to 29.2% for the seven-month period ended July 31, 2000. While margins remained relatively stable between the periods, management believes that poor inventory supplies caused margins to be lower than expected.

     Operational costs increased from $604,678 to $3,100,005 when comparing the initial seven months of operations for the period ended July 31, 2000 to the year ended July 31, 2001. As a percentage of sales these costs decreased to 57.6% as compared to 82.4%. The primary reason for this decrease was the increased sales mentioned above and the resulting economies of scale. Salaries and commissions and media and printing costs represented 70.6% for the year ended July 31, 2001 and 66.9% for the period ended July 31, 2000 of the operational costs.

     For the year ended July 31, 2001 we reflected a net loss of $1,514,959, due to the lower than expected gross margin and significant operational costs required. For the initial seven month period ended July 31, 2000, we reflected a loss of $390,012 due to higher than anticipated initial start-up and inventory costs combined with lower than expected sales.

Three Months Ended October 31, 2001 vs. Three Months Ended October 31, 2000:

     Sales for the three months ended October 31, 2001 grew to $4,143,314 from $1,281,419 for the corresponding period of the previous year, an increase of 223%. Management believes that the primary reason for this increase was a stable low cost purchasing arrangement with IBM Corp. and additional credit facilities with these suppliers. A private placement of Common Stock for $900,000 facilitated a major television advertising campaign that resulted in significant leads and orders.

     Gross profit margins for the three month period ended October 31, 2001 were 36.6% compared to 28.4% for the same period in the prior year. The 36.6% margin realized for the October 2001 quarter, which is higher than experienced during the prior periods, is more representative of management's expectations.

     Cost of operations increased when comparing the three months ended October 31, 2001 to the three months ended October 31, 2000 from $660,375 to $1,253,283. This increase was primarily due to our growth and the costs associated with the 223% increase in revenues. As a percentage of sales, operational costs decreased to 30.2% for the three months ended October 31, 2001 from 51.5% for the same period of the prior year due to the increased revenues described previously. For both periods, salaries and commissions and media and printing costs dominated operational cost and represented 71.8% for 2001 and 72.7% for 2000.

     For the three months ended October 31, 2001 we reflected net income of $262,869. For the three months ended October 31, 2000 we lost $296,030. This increase in earnings (a net loss to a net profit) for the comparable periods, was primarily the result of the 223% increase in revenues.

Liquidity and Capital Resources:

     At July 31, 2001, we had cash of $316,427 and negative working capital of $798,680. At October 31, 2001, we reflected cash of $304,789 and negative working capital of $270,024. Our working capital deficiency improved by $528,656. This improvement in working capital was a result of the cash financing mentioned previously and increased gross profit margins. Increased revenues combined with profitable operations for the quarter ended October 31, 2001 resulted in a lower working capital deficiency.

     For the seven months ended July 31, 2000 we reflected positive cash of $25,164 primarily due to proceeds from capital stock issued net of a loss and additions to fixed assets. For the year ended July 31, 2001 the Company had an increase in cash and cash equivalents of $291,263. This increase was primarily due to advances and other loans received from shareholders net of a loss for the period (which caused negative cash from operations) and purchases of fixed assets.

     For the three months ended October 31, 2001 we experienced a decrease in cash of $11,638 as compared to an increase of $13,165 for the three months ended October 31, 2000.

     During the period of November 1, 2001 through February 15, 2002, subsequent to the most current balance sheet date, we sold common stock in a private offering and raised net proceeds of approximately $1,237,487. In addition, the company is attempting to raise additional funds by selling up to 3,000,000 shares of common stock at a price of $2.00 per share in an offering to the public.

     It is anticipated that we will spend approximately $32,000 on larger warehouse facilities, $227,000 on an automated telephone system in our Toronto location and $32,000 in a Montreal location. Additional telemarketing and computer equipment will cost approximately $122,000 and we expect to incur $400,000 in capital expenditures to open an office in the United States.

     We presently have no bank debt and have primarily funded operations through the use of loans from shareholders and the initial capitalization from current shareholders. We hope to be able to fund operations without incurring bank debt but there are no assurances that we will be able to do so.

                             DESCRIPTION OF BUSINESS

History and Development

     We were incorporated pursuant to the Business Corporation Act (Ontario) on September 15, 1999 as 1375400 Ontario Limited. Our name was changed to The Buck-A-Day Company Inc. on February 2, 2000. On November 13, 2001 our name was changed to The Buck A Day Company Inc.

     Our initial shareholders were members of the LaBuick family. In November 2000, A.R.T. International Inc., an Ontario corporation, acquired 200 shares of common stock from the LaBuicks for Cdn. $470,000 which constituted 50% of our issued and outstanding shares. On December 4, 2000, A.R.T. acquired the remaining 50% of the issued and outstanding shares of Buck from the LaBuick family thereby rendering Buck a wholly-owned subsidiary of A.R.T.

     On January 11, 2001, Nadia Faye LaBuick, wife of Edward P. LaBuick, our chairman, loaned Cdn. $212,500 to us. The terms of such loan required that interest at a rate of 7% per annum with principal were due on demand and were secured by all of our assets and registered pursuant to the applicable local laws. Also on January 11, 2001, Dennis and Patricia LaBuick advanced Cdn. $510,000 to us due payable on demand together with interest at the rate of 7% per annum. This loan was also secured by our assets and registered pursuant to the applicable local laws.

     On or about July 7, 2001, 1483516 Ontario Limited, loaned $450,000 USD to us. The terms of such loan required that interest at a rate of 7% per annum and principal were due on demand and were secured by a first lien on all of our assets. Nadia Faye LaBuick, Dennis LaBuick and Patricia LaBuick subordinated their security interests in our assets to the security interest of 1483516 Ontario Limited. The 1483516 Ontario Limited Security Agreement contained a provision that, subject to approval of A.R.T., the principal of the debt was convertible into 3,000,000 units consisting of one share of our common stock and one class B warrant to purchase one share of our common stock at a price of $0.15 USD.

     On August 1, 2001, we issued to A.R.T. 800,000 class C warrants to purchase 800,000 shares of our common stock exercisable at Cdn. $0.10 per share. Also on August 1, we authorized conversion of the LaBuick family members' loans with interest totaling Cdn. $710,000 into 7,100,000 shares of our common stock and class A warrants for an additional 1,500,000 shares exercisable at $0.10 per share.

     On August 29, 2001, the LaBuick family members converted all of their loans to us into 7,100,000 shares of our common stock and class A warrants for an additional 1,500,000 shares. Also on that day, 148516 Ontario Limited converted its loans to us into 3,000,000 shares of common stock and exercised all class B warrants for an additional 3,000,000 shares of common stock.

     On October 1, 2001, the LaBuick family members exercised all class A warrants receiving 1,500,000 shares of our common stock and A.R.T. exercised all class C warrants receiving 800,000 shares of our common stock.

     As a result of the aforementioned conversion no class A, B or C warrants, respectively, remain outstanding.

     On December 1, 2001, we issued 600,000 Class D Warrants to Jennifer Doering as compensation for services rendered by Ms. Doering in her capacity as a business consultant to the company.

     From September 1999 through February 2000, we focused on re-structuring our ownership as well as debt reduction. As a result, we did not begin instituting our business plan until February 2000, at which time we began a limited sales and marketing campaign.

Business Model

     The "Buck-A-Day" branding is the basic premise of our business model; specifically that name brand products are packaged so that any customer can purchase them for as little as a dollar ("buck") a day, with no down payment.

     For the first sixteen (16) months of our operation, all IBM products and peripherals were purchased through Beamscope Canada Ltd., Ingram Micro and directly from IBM approved distributors. However, we were consistently plagued by shortages of inventories; and as a result were often forced to acquire products through national retailers resulting in lower than anticipated profit margins. Continued inventory shortages led the company to seek new sources of supply. Negotiations with Compaq were concluded and new commercials were produced. Compaq offered the company an advance of Cdn. $250,000 and an additional Cdn. $750,000 line of credit for inventory purchases in exchange for an exclusive 2-year marketing agreement. IBM then negotiated a new agreement, which provided the company with a marketing allowance of Cdn. $350,000, a creative budget of Cdn. $300,000 payable semi-annually, credit facilities of Cdn. $750,000, guaranteed inventory supply of an additional Cdn. $500,000 and annual volume rebates of 1-3% on cumulative purchases. On May 31, 2001, we entered into an exclusive three-year distribution agreement with IBM Canada Ltd. and did not enter into the proposed agreement with Compaq. We market IBM products in all provinces across Canada. In the second quarter of calendar 2002, a branch office is scheduled to open in Montreal to better service the Quebec market.

     In fiscal 2002 our advertising budget of approximately Cdn. $3 million will enable us to air over 39,000 sixty second television commercials will air on cable and local television stations across Canada promoting The Buck A Day Company and its products.

     Typical Revenue Producing Transaction. A Customer's first experience with us is generally when they call our toll free number in response to one of our marketing campaigns. Potential customers who call while our sales staff is unavailable are routed to various third party call centers, who then forward to us all relevant contact information which is then down-loaded to our data-base. Our in-house sales staff uses its best efforts to return such calls within twelve to twenty-four hours. Our arrangement with the various call centers requires that we pay them a fee of $1.75 to $2.25 per lead generated from our advertising efforts. As a point of clarity, our telemarketing efforts are solely directed towards potential customers who initially contact us as a result of our marketing campaigns.

     Revenue Breakdown. As of December 31, 2001, our sales were generated in the following manner: a) 75% from computer and peripheral items directly from inquiries to our toll-free phone numbers; b) 20% from internet based orders; and
c) follow-up catalogue sales are responsible for 5% of our business. We anticipate sales from our internet operations and catalogue sales to grow to approximately 25% and 15%, respectively, of our total revenue stream. Catalogue's of our most popular items are sent with every order and are also sent to all customers on a biannual basis.

     Our present marketplace is nationwide across Canada. The geographical breakdown of our sales by province are as follows:

     o    Ontario 50%

     o    Alberta 15%

     o    British Columbia 15%

     o    Manitoba 5%

     o    Saskatchewan 5%

     o    Quebec 5%

     o    Atlantic Provinces 5%

Marketing Approach

     Our management team has over 30 combined years of experience in purchasing media time on television as well as in commercial production and television marketing in both the United States and Canada. We market and sell name brand electronic and consumer products, primarily computers, television sets and high-end electronics and appliances, directly to consumers and small businesses, utilizing a multimedia approach, which at the present time, is principally through television advertising. Our television campaign utilizes toll free phone numbers for direct consumer response while also promoting our website.

     We intend to continue expanding our direct response marketing in the calendar year 2002 and anticipate significant continued growth from Canadian operations. In the second quarter of calendar year 2002, we anticipate opening a branch office in Montreal, Quebec to service the burgeoning Quebec marketplace. However, we anticipate using a significant portion of the proceeds from this offering for expenses associated with our eventual expansion into the United States market in the calendar year 2002.

     Television commercials for all offers are aired on the following networks and stations including: TWN (Weather), CMT, Discovery, Bravo, Space, Showcase, OLN, Star, Much More Music, ATN, Comedy, APTN, CITV, ATV, CityTV, BCTV, CKVU.

Anticipated Additional Sources of Revenue.

     Electrohome Television Offer. We began test marketing a promotion featuring two televisions and a DVD player for a "buck" a day in November of 2001. As a result of the strong response rate to the television ads, we believe that this new product category will enjoy tremendous success. We will not be able to offer the package nationwide in Canada until March 2002 as we will not have product availability until then. Our initial forecasts are for this promotion to generate sales of approximately 4,000 units with revenues of Cdn. $4.7 million and an advertising budget of over Cdn. $500,000 over the next 4 months. Our Electrohome promotion will include over 7,000 television spots of 60 seconds each, on national cable and local TV stations across Canada.

Strategic Relationships

     On May 31, 2001 we entered into a Business Partner Agreement with IBM Canada Ltd. which provides us with a steady and secure supply of products from IBM through its major distributor SuperCom Canada Ltd. with credit terms of Cdn. $750,000 plus back-up inventory financing of an additional Cdn. $500,000. The term of the IBM Agreement is for three (3) years with no renewal terms. Further, IBM provided a marketing allowance of Cdn. $350,000 and a creative budget of Cdn. $300,000 payable semi-annually. We are required to purchase a minimum of 10,000 units per year with direct volume rebates of 1-3% on cumulative purchases. However, there is no ceiling on the amount of computer equipment we may purchase from IBM in any given year. IBM and SuperCom retain a registered purchase security interest on our inventory and accounts receivable in the amount of Cdn. $750,000. Pursuant to such agreement we are responsible for all aspects of selling, delivering the products to our customers.

     CitiFinancial Services of Canada Ltd. Although we accept cash and credit cards as payment for our products and services, most of our customers make their purchases using the

Buck A Day credit card which is underwritten by CitiFinancial Services of Canada Ltd. Potential customers apply for a Buck A Day credit card, which is either approved or rejected solely by CitiFinancial. The approved applicants are extended a pre-determined level of credit ranging from a minimum of Cdn. $1,000 to a maximum of Cdn. $10,000.

     Lexmark Canada - Printers Only. Commencing January 1, 2002, Lexmark, a leading manufacturer of computer peripheral products extended to us a Cdn. $102,000 marketing assistance advance to sell their products exclusively to our customers. In addition to the advance, we receive competitive pricing and additional rebates on certain models.

     Primus Telecommunications Canada Inc. On June 21, 2001, we entered into an Internet Access Agreement with Primus Telecommunications Canada Inc., the largest internet provider in Canada, whereby Primus provides each of our customers who purchase a computer from us with 200 hours of free monthly internet usage, one free email account and 20 megabytes of personal web space. Pursuant to the Primus Agreement we agreed to purchase a minimum of 12,000 Primus Internet Packages (consisting of software, CD, user guide, control codes and password to activate such internet account) during the first year or the prior Agreement at a price of Cdn. $85.00 per package. The term of the Primus Agreement was for six (6) months, however neither party has indicated that it intends to terminate the Primus Agreement.

Expansion into the United States

     We intend to enter the United States marketplace in a limited manner and in select locations within the next six (6) months. We have tested our commercials in the United States (Buffalo, Spokane and Seattle) and although we have not converted any of our leads into sales, the consumer response is equivalent to what we are presently enjoying in Canada. As a result of the purchase of Associates Finance Group by the CitiFinancial Services division of Citigroup, we are now in a position to provide financing to United States' customers on the Buck A Day credit card plan. We anticipate opening our media buying, telemarketing center and warehousing facilities in the State of New York during the second quarter of calendar 2002.

     We believe that our business model of providing alternative financing, speedy delivery, name brand products and a thirty (30) day satisfaction or money back guarantee makes the United States market an attractive one. A significant market for our services exists in the United States as there is a large population of individuals and small businesses unable to obtain sufficient credit from any source, with which to purchase a computer or other electronic devices. Through our partnership with CitiFinancial we have been able to successfully arrange for more than 30% of applicants for the Buck A Day credit card to be extended credit with which to make purchases from us.

Competition

     General. We believe that the direct response marketing and sales of consumer electronics and household convenience items is not as competitive as electronics retailing. Retailers have significantly greater resources than we have; however, their business seems to be more price-driven and less focused than ours. Our sales and marketing structure is not proprietary, but highly developed; therefore, although many of our competitors sell similar items from competitive suppliers, we believe that we are able to better manage our sales through careful formulation of our offers. In Canada some of our biggest competitors are IPC Canada, MDG Canada Ltd. and Dell Computer Corp. In the United States some of our biggest competitors will be direct marketing computer manufacturers such as Dell and Gateway Computer Corp. and nationwide electronic retailers such as Best Buy and Circuit City. Furthermore, there are many online electronics retailers, such as Amazon.com and Buy.com, who would directly compete for our customers. All of the above are larger and better known and have more resources for financing, advertising and marketing. We intend to compete based on our ability to market and sell products to individuals who require credit with no down payment and payments as low as a dollar (or "buck") a day.

     Canadian Computer and Electronics Retailers. There are three companies in the marketplace who we consider competitors, Dell Computer Corp. and two Canadian "clone" or "private label" manufacturers, IPC Canada and MDG Canada Ltd.

     IPC Canada has a nationwide customer base. They market themselves as a discount computer manufacturer that sells direct to the consumer. IPC runs print ads in major markets, but consumers may only purchase their products with cash or third party credit cards.

     MDG Canada Ltd. is also a Canadian "clone" or "private label" manufacturer. In addition to their direct sales division, MDG maintains approximately twenty-five retail outlets in the Southern Ontario market and they do not market nationwide. MDG does offer "in-house" financing similar to our own using Household Finance. In addition to their "in-house" financing, customers of MDG may choose to purchase products through cash or third party credit card transactions. Although they are better financed than ourselves, we consider our name recognition to be superior.

Trademarks and Patents

     On November 5, 2001, we filed a trademark application with the United States Patent and Trademark Office covering our name and logo. As a result of such filing we were granted a right of priority for any associated filings in foreign countries which occur prior to May 5, 2002. Although we have not filed any intellectual property applications in Canada, we expect to do so prior to May 5, 2002.

Insurance

     We currently carry a business insurance policy underwritten by The Economical Insurance Group, which maintains Cdn. $2,000,000 of property insurance for inventory and equipment and Cdn. $2,000,000 each for personal injury liability and non-owned automotive liability.

Employees

     We currently employ 80 sales representatives and 20 management and administration employees. None of the employees are represented by a labor union. We consider our relationship with our employees to be satisfactory.

Properties

     On September 1, 2001, we signed four leases for a fifty-three (53) month period for a total of 16,500 square feet of office and warehouse space in Newmarket, Ontario at an aggregate rent of approximately Cdn. $404,518. Although, such office space is sufficient for our present needs and presently we believe that additional space is available, if our growth exceeds our projections we may have to procure additional office space elsewhere.

Seasonality

     Although we have been operational for less than two (2) years, we have found our business to be seasonal in nature in that the first calendar quarter of each year tends to be our strongest sales period. We have found that the increased demand for media placements during the traditional Christmas holiday season results in a significant increase in the costs of such placements and thus prohibits us from procuring the quality and amount of placements we would desire during that period. As a result, we have focused our media purchasing efforts on the first quarter of the calendar year and have realized significant sales gains during those periods.

Legal Proceedings

     In July 2001, Beamscope Canada Inc., a supplier of hardware and software commenced an action against us in the Superior Court of Justice claiming the sum of Cdn. $250,000, plus interest and costs for unpaid accounts. On December 21, 2001 we settled the Beamscope lawsuit and paid them Cdn. $70,000 pursuant to the terms of such settlement.

                                   MANAGEMENT

     The following table sets forth the name and, as of December 31, 2001, age and position of each director and executive officer of our company.

Directors and Executive Officers

              NAME            AGE                       POSITION
              ----            ---                       --------

     Edward P. LaBuick         59               Chief Executive Officer;
                                           Chairman of the Board of Directors

     Dennis P. LaBuick         39                  Director; President

     Keith Kennedy             38        Director; Vice President of Operations

     John Mole                 47                       Director

     George Slightham          53              Manager of Business Affairs

     Kelly Murphy              36                      Controller

Background of Executive Officers, Directors and Significant Employees

     Edward P. LaBuick has served as the Chief Executive Officer and Chairman of the Board of our company since September 1999. From 1998 to 1999, Mr. LaBuick was a vice-president of Koolatron, a Canadian National television marketing company. From 1992 through 1998, Mr. LaBuick was president of Quality Music and Video Specialty Products, an entertainment and television marketing company. Mr. LaBuick's primary responsibilities are in developing strategic relationships with major suppliers, financial institutions and media providers. Mr. LaBuick is the father of Mr. Dennis P. LaBuick, our President, and father-in-law to Patricia LaBuick, our sales manager.

     Dennis P. LaBuick has served as the President and as a Director of our company since December 1999. From 1998 through 1999 Mr. LaBuick was a self employed freelance director of television commercials and production. From 1996 to 1998, Mr. LaBuick was a vice president of television media for DCNL Inc., in San Francisco, California, which was sold to Helen of Troy in 1998. Mr. LaBuick has over fifteen (15) years of experience in direct response television, radio and print advertising. Mr. LaBuick's primary responsibilities include media planning and buying of short form direct-response commercials and informercials as well as the writing and production for such matters. Mr. LaBuick is the son of Mr. Edward P. LaBuick, our Chairman and the husband to Patricia LaBuick, our sales manager.

     Keith Kennedy has served as the Vice President of Operations and a Director of our company since September 1999. From 1998 to 1999, Mr. Kennedy was the Operations Manager of Koolatron, Inc., a television marketing company. From 1992 to 1998, Mr. Kennedy was the Operations Manager at Quality Music, Video & Special Products, a national distribution company. Mr. Kennedy's primary responsibilities are in staff and inventory management and general day to day operational matters.

     John Mole has been the President of Province Electric Supply Limited, a wholesale distributor of electrical products serving the electrical contractor, industrial, OEM, institutional and utility markets, from 1991 through the date of this Prospectus. Mr. Mole has been a Director of our company since February 5, 2002.

     George Slightham has served as the Manager of Business Affairs of our company since July 2001. From 1995 through 2001, Mr. Slightham was a self employed financial consultant. In 1972, Mr. Slightham received a degree in Honors of Business Administration from the University of Western Ontario, located in London, Ontario.

     Dan LaRoche has served as the Marketing Manager of our company since December 1999. From 1997 through 1999, Mr. LaRoche was employed by Interwood Marketing, a national marketing company. Mr. LaRoche has twenty-five (25) years of experience in direct response television, retail radio and print design and advertising. Mr. LaRoche's primary responsibilities are in media planning and buying of retail television and radio spots as well as production of short form direct-response commercials and infomercials.

     Kelly Murphy has been our controller since January 2000. From 1997 through 1999, Ms. Murphy was a self employed accountant.

Board of Directors and Committees

     Our Articles of Association set the minimum number of directors at 1 and the maximum at number of directors at 10. We currently have 4 directors.

     Currently, our Board of Directors consists of Messrs. Edward P. LaBuick, Dennis P. LaBuick, Keith Kennedy and John Mole. The Board of Directors has appointed Messrs. Kennedy and Mole as the members of the Omnibus Committee to administer the Stock Option Plan. However, our Board anticipates adding 1 member within the next ninety (90) days, who will be a non-participating member of any employee stock option plan and who shall be expected to serve as an additional member of the Omnibus Committee. Although the Board of Directors anticipates forming an audit committee, at present, it has not established any other committees.

Compensation of Directors

     We do not pay our Directors any fee in connection with their role as members of our Board. Directors are reimbursed for travel and out-of-pocket expenses in connection with their attendance at Board meetings.

Employment Agreements

     On November 1, 2001, we entered into an Employment Agreement with Mr. Edward P. LaBuick, our Chief Executive Officer and Chairman of the Board, for a term of three (3) years commencing November 1, 2001, providing for an annual salary of Cdn. $225,000 for the first year and, during each of the remaining years, an amount equal to 110% of the immediately preceding year. In addition to his annual salary, Mr. LaBuick has the right to participate in any share option plan, share purchase plan, retirement plan or similar plan offer by our company, to the extent authorized by our Board. Mr. LaBuick also has the right to have the company pay for a car of its choosing including all expenses associated therewith.

     On November 1, 2001, we entered into an Employment Agreement with Mr. Dennis P. LaBuick, our President and a Director, for a term of three (3) years commencing November 1, 2001, providing for an annual salary of Cdn. $200,000 for the first year and, during each of the remaining years, an amount equal to 110% of the immediately preceding year. In addition to his annual salary, Mr. LaBuick has the right to participate in any share option plan, share purchase plan, retirement plan or similar plan offer by our company, to the extent authorized by our Board. Mr. LaBuick also has the right to have the company pay for a car of its choosing including all expenses associated therewith.

     On November 1, 2001, we entered into an Employment Agreement with Mr. Keith Kennedy, our Vice President of Operations and a Director, for a term of three
(3) years commencing November 1, 2001, providing for an annual salary of Cdn. $80,000 for the first year and, during each of the remaining years, an amount equal to 110% of the immediately preceding year. In addition to his annual salary, Mr. Kennedy has the right to participate in any share option plan, share purchase plan, retirement plan or similar plan offer by our company, to the extent authorized by our Board. Mr. Kennedy also has the right to have the company pay for a car of its choosing including all expenses associated therewith.

     On November 1, 2001, we entered into an Employment Agreement with Mr. George Slightham, our Manager of Business Affairs, for a term of three (3) years commencing November 1, 2001, providing for an annual salary of Cdn. $125,000 for the first year and, during each of the remaining years, an amount equal to 110% of the immediately preceding year. Mr. Slightham also has the right to have the company pay for a car of its choosing including all expenses associated therewith.

Executive Compensation

     For the fiscal year ended July 31, 2001, our aggregate cash compensation payments to our executive officers and directors for services rendered in these capacities was approximately Cdn. $385,000.

     The following table sets forth all compensation we paid to each executive officer whose total salary and bonus exceeded Cdn. $100,000 in the calendar years indicated.

Summary Compensation Table

                                                                           LONG-TERM
                                            ANNUAL COMPENSATION            COMPENSATION
                                            -------------------            ------------

                                                                           SECURITIES UNDERLYING
NAME AND PRINCIPAL POSITION     CALENDAR                   OTHER ANNUAL        OTHER OPTIONS
                                  YEAR      SALARY ($)     COMPENSATION         GRANTED (#)
                                  ----      ----------     ------------         ----------
Edward P. LaBuick                 2000       110,000           --                  --
Chief Executive Officer and       2001       200,000           --                  --
Chairman of the Board of
Directors

Dennis P. LaBuick;                2000       110,000           --                  --
Director and President            2001       185,000           --                  --

Keith Kennedy;                    2000        50,000           --                  --
Director and Vice President of    2001        80,000           --                  --
Operations

Option Grants During Last Fiscal Year

     The Company did not issue any options during the fiscal year ended July 31, 2001. However, on February 14, 2002, certain directors, officers, employees and consultants were issued options to purchase an aggregate amount equal to 3,500,000 shares of Common Stock pursuant to the Company's Stock Option Plan. The table below sets forth the executive officers that received options pursuant to the Stock Option Plan.

                                                                    Market Value
                          Common                                    of Common
                          Share       % of Total                    Shares
                          Under       Options                       Underlying
                          options     Granted in       Exercise     Options on
                          Granted     Fiscal 2002      Price        Date of Grant
Name                      (#)         (%)              ($/share)    (1) ($)         Expiration Date
----                      -------     -----------      ---------    -------------   ---------------
Edward P. LaBuick         952,500      27.2%           $0.25         $0.25           February 13, 2005

Dennis P. LaBuick         897,500      25.6%           $0.25         $0.25           February 13, 2005

Keith Kennedy             250,000       7.1%           $0.25         $0.25           February 13, 2005

John Mole                  50,000       1.4%           $0.25         $0.25           February 13, 2005

(1) There was no public market for our common shares as of February 14, 2002. Therefore, the amounts set forth in this column represent the fair market value of each of our common shares as of that date, as determined by our Board.

Options Exercised In Last Fiscal Year

     No executive officers exercised any options during the fiscal year ended July 31, 2001.

Summary of 2002 Stock Option Plan

     Qualified directors, officers, employees, consultants and advisors of ours and our subsidiaries are eligible to be granted (a) stock options ("Options"), which may be designated as nonqualified stock options ("NQSOs") or incentive stock options ("ISOs"), (b) stock appreciation rights ("SARs"), (c) restricted stock awards ("Restricted Stock"), (d) performance awards ("Performance Awards") or (e) other forms of stock-based incentive awards (collectively, the "Awards"). A director, officer, employee, consultant or advisor who has been granted an Option is referred to herein as an "Optionee" and a director, officer, employee, consultant or advisor who has been granted any other type of Award is referred to herein as a "Participant."

     The Omnibus Committee administers the Stock Option Plan and has full discretion and exclusive power to (a) select the directors, officers, employees, consultants and advisors who will participate in the Stock Option Plan and grant Awards to such directors, officers, employees, consultants and advisors, (b) determine the time at which such Awards shall be granted and any terms and conditions with respect to such Awards as shall not be inconsistent with the provisions of the Stock Option Plan, and (c) resolve all questions relating to the administration of the Stock Option Plan. Members of the Omnibus Committee receive no additional compensation for their services in connection with the administration of the Stock Option Plan.

     The Omnibus Committee may grant NQSOs or ISOs that are evidenced by stock option agreements. A NQSO is a right to purchase a specific number of shares of Common Stock during such time as the Omnibus Committee may determine, not to exceed ten (10) years, at a price determined by the Omnibus Committee that, unless deemed otherwise by the Omnibus Committee, is not less than the fair market value of the Common Stock on the date the NQSO is granted. An ISO is an Option that meets the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). No ISOs may be granted under the Stock Option Plan to an employee who owns more than 10% of our outstanding voting stock ("Ten Percent Stockholder") unless the option price is at least 110% of the fair market value of the Common Stock at the date of grant and the ISO is not exercisable more than five (5) years after it is granted. In the case of an employee who is not a Ten Percent Stockholder, no ISO may be exercisable more than ten (10) years after the date the ISO is granted and the exercise price of the ISO shall not be less than the fair market value of the Common Stock on the date the ISO is granted. Further, no employee may be granted ISOs that first become exercisable during a calendar year for the purchase of Common Stock with an aggregate fair market value (determined as of the date of grant of each ISO) in excess of $100,000USD. An ISO (or any installment thereof) counts against the annual limitation only in the year it first becomes exercisable.

     The exercise price of the Common Stock subject to a NQSO or ISO may be paid in cash or, at the discretion of the Omnibus Committee, by a promissory note or by the tender of Common Stock owned by the Option holder or through a combination thereof. The Omnibus Committee may provide for the exercise of Options in installments and upon such terms, conditions and restrictions as it may determine.

     An SAR is a right granted to a Participant to receive, upon surrender of the right, but without payment, an amount payable in cash. The amount payable with respect to each SAR shall be based on the excess, if any, of the fair market value of a share of Common Stock on the exercise date over the exercise price of the SAR, which will not be less than the fair market value of the Common Stock on the date the SAR is granted. In the case of an SAR granted in tandem with an ISO to an employee who is a Ten Percent Stockholder, the exercise price shall not be less than 110% of the fair market value of a share of Common Stock on the date the SAR is granted.

     Restricted Stock is Common Stock that is issued to a Participant at a price determined by the Omnibus Committee, which price per share may not be less than the par value of the Common Stock, and is subject to restrictions on transfer and/or such other restrictions on incidents of ownership as the Omnibus Committee may determine.

     A Performance Award granted under the Stock Option Plan (a) may be denominated or payable to the Participant in cash, Common Stock (including, without limitation, Restricted Stock), other securities or other Awards and (b) shall confer on the Participant the right to receive payments, in whole or in part, upon the achievement of such performance goals during such performance periods as the Omnibus Committee shall establish. Subject to the terms of the Stock Option Plan and any applicable Award agreement, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted and the amount of any payment or transfer to be made pursuant to any Performance Award shall be determined by the Omnibus Committee.

     The Omnibus Committee may grant Awards under the Stock Option Plan that provide the Participants with the right to purchase Common Stock or that are valued by reference to the fair market value of the Common Stock (including, but not limited to, phantom securities or dividend equivalents). Such Awards shall be in a form determined by the Omnibus Committee (and may include terms contingent upon a change of control of the company); provided that such Awards shall not be inconsistent with the terms and purposes of the Stock Option Plan.

     The Omnibus Committee determines the price of any such Award and may accept any lawful consideration.

     The Omnibus Committee may at any time amend, suspend or terminate the Stock Option Plan; provided, however, that (a) no change in any Awards previously granted may be made without the consent of the holder thereof and (b) no amendment (other than an amendment authorized to reflect any merger, consolidation, reorganization or the like to which we are a party or any reclassification, stock split, combination of shares or the like) may be made increasing the aggregate number of shares of the Common Stock with respect to which Awards may be granted or changing the class of persons eligible to receive Awards, without the approval of the holders of a majority of our outstanding voting shares.

     In the event a Change in Control (as defined in the Stock Option Plan) occurs, then, notwithstanding any provision of the Stock Option Plan or of any provisions of any Award agreements entered into between any Optionee or Participant and us to the contrary, all Awards that have not expired and which are then held by any Optionee or Participant (or the person or persons to whom any deceased Optionee's or Participant's rights have been transferred) shall, as of such Change of Control, become fully and immediately vested and exercisable and may be exercised for the remaining term of such Awards.

     If we are a party to any merger, consolidation, reorganization or the like, the Omnibus Committee has the power to substitute new Awards or have the Awards be assumed by another corporation. In the event of a reclassification, stock split, combination of shares or the like, the Omnibus Committee shall conclusively determine the appropriate adjustments.

     No Award granted under the Stock Option Plan may be sold, pledged, assigned or transferred other than by will or the laws of descent and distribution, and except in the case of the death or disability of an Optionee or a Participant, Awards shall be exercisable during the lifetime of the Optionee or Participant only by that individual.

     No Awards may be granted under the Stock Option Plan on or after February 12, 2012, but Awards granted prior to such date may be exercised in accordance with their terms.

     The Stock Option Plan and all Award agreements shall be construed and enforced in accordance with and governed by the laws of New York.

     As of February 14, 2002, of the 3,500,000 shares of our Common Stock reserved for issuance under the Stock Option Plan, options to acquire 3,500,000 shares of our Common Stock were granted under the Stock Option Plan.

Directors' and Officers' Indemnification

     Under the Business Corporations Act, we are permitted to indemnify our directors and officers and former directors and officers against costs and expenses, including amounts paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which they are made parties because of their position as directors or officers, including an action against us. In order to be entitled to indemnification under this Act, the director or officer must act honestly and in good faith with a view to our best interests, and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer must have reasonable grounds for believing that his or her conduct was lawful.

     Under our by-laws, we may indemnify our current and former directors, officers, employees and agents. Our by-laws also provide that, to the fullest extent permitted by the Act, we are authorized to purchase and maintain insurance on behalf of our and our subsidiaries' current and past directors, officers, employees and agents against any liability incurred by them in their duties. We believe that the provisions of our by-laws are necessary to attract and retain qualified persons as directors and officers.

     We recently terminated an employee for cause and issued a statement of claim for more than Cdn.$1 million for the misappropriation of our property. The defendant has issued a counter-claim against us which we feel is without merit.

     Currently, there is no pending litigation or proceeding where a current or past director, officer or employee is seeking indemnification, nor are we aware of any threatened litigation that may result in claims for indemnification. Although we anticipate doing so within the next 120 days, presently we do not maintain any form of liability insurance covering our directors and officers.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth information concerning the beneficial ownership of shares of our Common Stock with respect to stockholders who were known by us to be beneficial owners of more than 5% of our Common Stock as of February 14, 2002, and our officers and directors, individually and as a group. Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to such shares of Common Stock.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. In accordance with the Securities and Exchange Commission rules, shares of our Common Stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within sixty (60) days of the date of the table are deemed beneficially owned by the optionees. Subject to community property laws, where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of our Common Stock indicated as beneficially owned by them. Percentage ownership is based on 22,522,974 shares of Common Stock outstanding as of February 14, 2002 and 3,000,000 additional shares of Common Stock to be issued in this offering. Percentage Ownership does not reflect the shares of Common Stock underlying the Class D, E and F warrants, or the options granted pursuant to the Company's Stock Option Plan.

                                                      PERCENTAGE OF SHARES
                                                      BENEFICIALLY OWNED
                                                      ------------------

                                 NUMBER OF SHARES     BEFORE THE      AFTER THE
BENEFICIAL OWNER                 BENEFICIALLY OWNED    OFFERING        OFFERING
----------------                 ------------------   ----------      ---------
Edward P. LaBuick (1)                1,362,500          6.0%             5.3%

Dennis P. LaBuick (2)                1,347,500          5.9%             5.2%

A.R.T. International Inc.            2,000,000          8.8%             7.8%

All Executive Officers and
Directors as a Group (4              2,710,000         12.0%             9.1%
persons)(3)

----------
(1) This amount does not include 1,562,500 shares of Common Stock held by Nadia Faye LaBuick, wife of Edward P. LaBuick, and the options to purchase 952,500 shares of Common Stock issued on February 14, 2002 pursuant to the Company's Stock Option Plan.

(2) This amount does not include 1,547,500 shares of Common Stock held by Patricia LaBuick, wife of Dennis P. LaBuick, and the options to purchase 897,500 shares of Common Stock issued on February 14, 2002 pursuant to the Company's Stock Option Plan.

(3) This amount does not include Mr. Keith Kennedy's right to purchase 250,000 shares of Common Stock or Mr. John Mole's right to purchase 50,000 shares of Common Stock.

                              SELLING SHAREHOLDERS

     This prospectus will also be used for the offering of additional shares of our Common Stock owned by the shareholders found below, the selling shareholders. The selling shareholders may offer for sale up to 100% (22,522,974 shares) of their holdings in our Common Stock held in the aggregate by them. See "Business" and "Certain Transactions". The selling shareholders may offer for sale such shares of our Common Stock from time to time in the open market, in privately negotiated transactions or otherwise. We will not receive any proceeds from such sales. The resales of the securities by the selling shareholders are subject to the prospectus delivery and other requirements of the Securities Act.

     Assuming that we and the selling shareholders are able to sell all 22,522,974 shares of our Common Stock which are being offered by us and the selling shareholders, the selling shareholders will retain 0 shares of our Common Stock.


               LIST OF SHAREHOLDERS OF THE BUCK A DAY COMPANY INC.

Date Requested:  February 14, 2002

                                                                                                        Employee Current
                  Subscriber                   Address                                                  "EMP" Holdings
---------------------------------------------------------------------------------------------------------------------------------

1413251 Ontario Inc.                                                                                                       50,000
1435031 Ontario Ltd.                                248 Forest Hill Road, Toronto, ON M5P 2N5                             250,000
1469403 Ontario Ltd.                                                                                                       60,000
1504426 Ontario Limited                             181 University Ave., Suite 1410, Toronto, ON M5H 3M7                  250,000
403266 Ontario Ltd                                  c/o David & Carol Voyce, 663 Glen Crescent,                           946,666
                                                    Orillia, ON L3V 6R2
760761 Ontario Ltd.                                 8 Vine Cres., Barrie, Ontario L4N 2B3                                  20,000
A.R.T. Intermational Inc.                           Unit 5- 7100 Warden Avenue, Markham ON L3R 8B8             EMP      2,000,000
Ambeau                        Thomas                64 Royal Oak Drive, Barrie, On L4N 7S5                                333,334
Aravest Ltd.                                        P.O. Box N-9645, Nassau, Bahamas                                       66,666
Beckley                       Mike                  12 Chalmers Dr., Barrie, ON L4N 8A3                                    10,000
Belben                        Ted                                                                                           8,000
Bradley                       Stephen               46 Gibson Lake Drive, Palgrave, On L0N 1P0                            200,000
Clark                         Linda                 146 McCraney St. West, Oakvilla, ON L6H 1H6                             1,000
Corvese                       Steve                 5254 Forest Hill Drive, Mississauga, Ontario                           66,666
Crosbie                       Robert                RR 1, Stn Main, Port Hope, On L1A 3V7                                 300,000
Dale                          Kerry                 426 Eagle Street, Newmarket, ON L3Y 1K6                    EMP         10,000
Deluca                        Judy                  1227 Riverbank Way, Oakville, Ontario L6H 6X4                          20,000
Demarinis                     Enzo                  2000 Peak Place, Oakville, ON L3H 5T2                                  66,666
Demarinis                     Frank                 584 Vaughan Mills, Woodbride, ON L1H 4H1                               66,666
Demarinis                     Joe                   1615 Amberlea Road, Pickering, ON L1V 5P3                              20,000
Desroches                     Paul                  1311 Ludbrook Court, Mississauga, On L5J 3P2                          200,000
Dodd Family Trust                                   c/o Norman Dodd, 656 Sunset Beach Road,                               133,333
                                                    Richmond Hill, On L4E 3G2
Dodd Norman                                         656 Sunset Beach Road, Richmond Hill, On L4E 3G2                       50,000
Doering                       Dennis                108 Marshall Street, Barrie, On L4N 4L5                                33,333
Doering                       Jennifer              108 Marshall Street, Barrie, On L4N 4L5                               250,000
Donaldson                     Peter                 Share High School, Royal Oak, MI                                       10,000
Donaldson                     Walt                  1929 Ontario St., Windsor, ON N8Y 1N1                                  20,000
Durham Int'l Investments                            P.O. Box 1132 Lauraston House, Lower Collymore,                       448,334
                                                    Bridgetown St. Michael, Barbados, WI
Garces                        Candy                 44 Crew Avenue, Toronto, Ontario M4C 2V3                   EMP      1,000,000
Gayford                       Tom                   RR # 4, Stouffville, 4093 Bloomington Road                            100,000
Gilbert                       Eli                   1227 Riverbank Way, Oakville, Ontario L6H 6X4                          60,000
Gomes                         Heather               445 Maple Grove Ave., Bradford, ON L3Z 2V8                 EMP         10,000
Gordon                        Colin                 2373 Blackstone Cres., Ottawa, Ontrario K1B 4H3                         7,000
Hendershot                    Walter                233 Inksetter Road, RR 1, Lynden, On L0R 1T0                           50,000
Hochrein                      J.J.                  5 Wells Street, Toronto, Ontario M5R 1N8                                4,000
James                         Corinne Voyce                                                                                25,000
James                         Jacqueline Cadman     44 Barringham Drive, Oakville, ON L6J 4B2                             200,000
Johnston                      Lyle                                                                                          3,000
Kelln                         Larry                 2554 Maid Marion Place, Mississauga, On L5K 2L9                       100,000
Kennedy                       Keith                 412 Queen Street, Apt. A, Newmarket, ON L3Y 2P2            EMP        500,000
Khonsari                      Homa                  1 Garrett Cres., Barrie, Ontario L4M 4R7                              266,666
Kisely                        Willy                 539 Knowles Road, Kelowna, BC V1W 1H4                                 100,000
Korhonen                      Ed                    2206 Pine Needle Row, Mississauga, Ontario L5C 1V3                    100,000
Koska                         Lynnette              8 Hester Court, Thornhill, ON L3T 3K5                      EMP        885,000
Ku                            Jim                   c/o Mark Twerdun,  1215 Riverbank Way,                                206,666
                                                    Oakville, ON L6H 6X4
LaBuick                       Dennis                1936 St. John's Road, Newmarket, ON                        EMP      1,347,500
LaBuick                       Ed                    P.O. Box 7, 24345 Highway 48, Baldwin, Ontario L0E 1A0     EMP      1,362,500
LaBuick                       Nadia Faye            P.O. Box 7, 24345 Highway 48, Baldwin, Ontario L0E 1A0     EMP      1,562,500
LaBuick                       Patricia              1936 St. John's Road, Newmarket, ON                        EMP      1,547,500
LaBuik                        Tillie                11719-135-B-ST, Edmonton, Alberta T5M 1L8                             500,000
Lachine                       Ken                   107-190 Robert Speck Pkwy., Mississauga, ON L4Z 3K3                     5,000
Laroche                       Danny                 151 Larkin Avenue, Markham, ON L3P 4Y4                     EMP         12,500
Loeprich                      John                  2070 - 10th Sideroad, Moffat, ON L0P 1J0                               10,000
Long                          Wayne                 207 Mapleview Drive E., Barrie, ON L4N 9H3                            420,999
Mackenzie                     Phil                  9 Amon Dr., R.R. 2, Sebright, ON L0K 1W0                               40,000
Macmillan                     Isabel                                                                                        2,000
Martin                        Marilyn                                                                                      30,000
Matheson                      Jeff                  1130 Oakery Woods Place, Oakville, ON L6M 2C1                          40,000
Matheson                      Nicole                1130 Oakery Woods Place, Oakville, ON L6M 2C1                         100,000
McCoy                         Jeff                                                                                         10,000
Milne                         Eric                                                                                          5,000
Minnaar                       Brenda                30 Brentwood Drive, Dundas, ON L9H 3N3                                 66,666
Mole                          John                  1817 Will Scarlet Drive, Mississauga, On L4K 1L6                      166,666
Murphy                        Kelly                 44 Brown Street, Tottenham, ON L0G 1W0                     EMP         12,500
Patterson                     Michael               2240 Halifax Dr., Suite 1009, Ottawa, ON K1G 2W8                       50,000
Phillips                      Lisa                  2362 Bankside Drive, Mississauga, ON L5M 6E3                           33,333
Pollard                       Jeremy                8 Vine Crescent, Barrie, On L4N 2B3                                   250,000
Postance                      Michael                                                                                      40,000
Powell                        Claire                13 Belmont Crescent, Midhurst, On L0L1X0                              433,336
R.E. Walker Packaging Ltd.                          25 Willow Landing Road, Midhurst, On L0L 1X1                          333,336
Ramball                       Mary-Lee              4302 Vivian Road, Cedar Valley, ON L0G 1E0                 EMP          5,000
Restorick                     Frank J.              1464 Jefferson Crescent,Oakville, ON L6H 3G6                           20,333
Riddell                       Glenn                 110 Garden Avenue, Ancaster, On L9G 2J7                               150,000
Rose                          Glenda                                                                                       10,000
Rosenstadt                    William               c/o Spitzer Feldman P.C., 405 Park Avenue, NY, NY 10022                44,000
Rowe                          Andy                                                                                          7,000
Rowe                          Dale                                                                                          7,140
Samuel                        Lewis                 RR 1 GB 96, Lansdowne, On K0E 1L0                                     290,000
Sanders                       Leslie                                                                                       40,000
Savaran Financial Inc.                              157 Adelaide West, Ste. 176, Toronto, ON M5H 4E7                    1,000,000
Shamess                       John                  R.R. # 1, Bradford, ON L3Z 2A4                                         24,000
Schmitz                       Peter                 550 Westside road South, Kelowna, B.C. V1Z 3S2                        100,000
Silver                        Mike                  8 Highland Woods Court, London, Ontario W6C 5W9                        12,000
Simmons                       Scott                 304 Sumner Avenue, Oakville, On L6J 1S5                               100,000
Slightham                     Phyllis               48 Quail Valley Road, Thornhill, ON L3T 4R2                           100,000
Smyth                         William               c/o Great War Memorial Hospital, 33 Drummond Street,                  380,000
                                                    Perth, On L7H 2K1
Smyth                         William               218 Deborah Way, Barrie, On L4N 4N7                                    50,000
Smyth                         Steven                                                                                       10,000
Staring                       Jamie                 20 Kelly Place, Barrie, On L4N 8N2                                    125,000
Stewart                       Steve                                                                                         4,000
Stone                         Perry                                                                                         2,500
Spitzer, Jr.                  M. James              c/o Spitzer Feldman P.C., 405 Park Avenue, NY, NY 10022                12,000
Straiton                      Ken                   c/o Mark Twerdun, TD Evergreen, 20 Milverton Drive,                   333,335
                                                    Mississauga, ON L5R 3G2
Swiaty                        Dan                   278 Cumberland Avenue, Hamilton, On L8M 2A1                             6,000
Swiaty                        Terry                 278 Cumberland Avenue, Hamilton, On L8M 2A1                            34,000
Symons                        William               R.R #5, Orangeville, On L9W 2Z2, Orillia, On L3V 6R2                   20,000
Thorncliffe Industries Corp.                        100 Roehampton Avenue, Toronto, ON M4P 1R3                            815,000
Twerdun                       Helen & Walter        109-2240 Halifax Dr., Ottawa, Ontario                                  50,000
Twerdun                       Jill                                                                                        250,000
Vallesi                       Julie                 5345 Forest Ridge Dr., Mississauga, ON L5M 5B4                         20,000
Via Trust                     The                   c/o Mark Twerdun, 1215 Riverbank Way,                                 250,000
                                                    Oakville, ON L6H 6X4
Voyce                         David & Carol         663 Glen Crescent, Orillia, On L3V 6R2                                358,334
Walkey                        Bruce                 R.R. # 3 - 6900 Concession road, Everett,                               4,000
                                                    Ontario L0M 1J0
                                                                                                                       ----------
                                                    Total                                                              22,522,974

     See "Security Ownership of Certain Beneficial Owners" and "Certain Relationships and Related Transactions".

                            DESCRIPTION OF SECURITIES

General

     The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our Articles of Incorporation, as amended, and By-laws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the applicable provisions of Ontario law.

     We are authorized to issue an unlimited number of shares of Common Stock, no par value per share, of which 22,522,974 shares were issued and outstanding as of February 14, 2002.

Common Stock

     Holders of shares of our Common Stock are entitled to share equally on a per share basis in such dividends as may be declared by our Board of Directors out of funds legally available therefor. There are presently no plans to pay dividends with respect to the shares of our Common Stock. Upon our liquidation, dissolution or winding up, after payment of creditors and the holders of any of our senior securities, if any, our assets will be divided pro rata on a per share basis among the holders of the shares of our Common Stock. The Common Stock is not subject to any liability for further assessments. There are no conversion or redemption privileges or any sinking fund provisions with respect to the Common Stock and the Common Stock is not subject to call. The holders of Common Stock do not have any pre-emptive or other subscription rights.

     Holders of shares of Common Stock are entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors. The Common Stock does not have cumulative voting rights.

     All of the issued and outstanding shares of Common Stock are fully paid, validly issued and non-assessable.

Dividend

     We have never declared or paid any cash dividends on our Common Stock. We anticipate that any earnings will be retained for development and expansion of our business and we do not anticipate paying any cash dividends in the near future. Our Board of Directors has sole discretion to pay cash dividends with respect to our Common Stock based on our financial condition, results of operations, capital requirements, contractual obligations and other relevant factors.

Class D Warrants

     On December 1, 2001, we issued 600,000 Class D Warrants to Jennifer Doering as compensation for services rendered by Ms. Doering in her capacity as a business consultant to the company. The shares of Common Stock underlying the Class D Warrants are currently being registered in connection with this registration statement.

     The following is a summary of the provisions of such warrants.

     Each Class D Warrant entitles the holder to one share of Common Stock (subject to certain adjustments) through December 1, 2002, at a price of $0.25 per share. A Class D Warrantholder may exercise the warrant by surrendering the warrant certificate to us, together with a properly completed and signed subscription, the payment of the exercise price and any transfer tax. A Class D Warrantholder who exercise the warrant for less than all of the warrants evidenced by the warrant certificate will receive a new warrant certificate for the remaining number of warrants. Any shares issued pursuant to the Class D Warrants will be restricted until such time that they are either registered pursuant to an effective registration statement filed with the Securities and Exchange Commission or are transferred in a transaction which is exempt from the registration requirements of the Securities Act.

     We have authorized and reserved for issuance a number of underlying shares of Common Stock sufficient to provide for the exercise of the Class D Warrants. When issued, each share of Common Stock will be fully paid and nonassessable.

     A Class D Warrantholder does not have voting or other rights as a shareholder of ours unless and until a Class D Warrant is properly exercised and exchanged for shares. Further, the Class D Warrants have no redemption rights.

     The exercise price and the number of shares of Common Stock issuable upon the exercise of each Class D Warrant are subject to adjustment in the event of a stock dividend, recapitalization, merger, consolidation or certain other events.

Class E Warrants

     On August 29, 2001, we issued 3,000,000 Class E Warrants to several investors pursuant to a private placement being conducted by the Company. The shares of Common Stock underlying the Class E Warrants are currently being registered in connection withthis registration statement.

     The following is a summary of the provisions of such warrants.

     Each Class E Warrant entitles the holder to one share of Common Stock (subject to certain adjustments) through August 29, 2003, at a price of $1.00 per share. Class E Warrantholders may exercise the warrants by surrendering a warrant certificate to us, together with a properly completed and signed subscription, the payment of the exercise price and any transfer tax. Class E Warrantholders who exercise the warrants for less than all of the warrants evidenced by a warrant certificate will receive a new warrant certificate for the remaining number of warrants. Any shares issued pursuant to the Class E Warrants will be restricted until such time that they are either registered pursuant to an effective registration statement filed with the Securities and Exchange Commission or are transferred in a transaction which is exempt from the registration requirements of the Securities Act.

     We have authorized and reserved for issuance a number of underlying shares of Common Stock sufficient to provide for the exercise of the Class E Warrants. When issued, each share of Common Stock will be fully paid and nonassessable.

     Class E Warrantholders do not have voting or other rights as shareholders of ours unless and until Class E Warrants are properly exercised and exchanged for shares. Further, Class E Warrants have no redemption rights.

     The exercise price and the number of shares of Common Stock issuable upon the exercise of the Class E Warrants are subject to adjustment in the event of a stock dividend, recapitalization, merger, consolidation or certain other events.

Class F Warrants

     On February 1, 2002, we issued 500,000 Class F Warrants to Mary Boswell pursuant to an agreement under which Ms. Boswell provided services to the Company without compensation. The shares of Common Stock underlying the Class F warrants are currently being registered in connection with this Registration Statement.

     The following is a summary of the provisions of such warrants.

     Each Class F Warrant entitles the holder to one share of Common Stock (subject to certain adjustments) through December 31, 2002, at a price of $0.50 per share. The Class F Warrantholder may exercise the warrants by surrendering a warrant certificate to us, together with a properly completed and signed subscription, the payment of the exercise price and any transfer tax. If the Class F Warrantholder exercises the warrants for less than all of the warrants evidenced by a warrant certificate, then the Class F Warrantholder will receive a new warrant certificate for the remaining number of warrants. Any shares issued pursuant to the Class F Warrants will be restricted until such time that they are either registered pursuant to an effective registration statement filed with the Securities and Exchange Commission or are transferred in a transaction which is exempt from the registration requirements of the Securities Act.

     We have authorized and reserved for issuance a number of underlying shares of Common Stock sufficient to provide for the exercise of the Class F Warrants. When issued, each share of Common Stock will be fully paid and nonassessable.

     The Class F Warrantholder does not have voting or other rights as a shareholder of ours unless and until Class F Warrants are properly exercised and exchanged for shares. Further, Class F Warrants have no redemption rights.

     The exercise price and the number of shares of Common Stock issuable upon the exercise of the Class F Warrants are subject to adjustment in the event of a stock dividend, recapitalization, merger, consolidation or certain other events.

Transfer Agent and Registrar

     We do not yet have a transfer agent and registrar for our Common Stock. We anticipate retaining a transfer agent and registrar prior to the effectiveness of this registration statement.

Shares Eligible for Future Resale

     Upon completion of the offering, based upon the number of common shares outstanding as of February 14, 2002, a total of 25,522,974 common shares will be outstanding. All of the common shares sold in this offering will be freely tradable without restriction under either the Securities Act, except for any such shares which may be acquired by an affiliate of ours or a control person, as those terms are defined in Rule 144 promulgated under the Securities Act of 1933 or applicable Canadian securities laws.

Resale Restrictions

     All of our shares of Common Stock issued prior to this offering are "restricted securities" as this term is defined under Rule 144, in that such shares were issued in private transactions not involving a public offering and may not be sold in the U.S. in the absence of registration other than in accordance with Rule 144 under the Securities Act of 1933 or another exemption from registration. In general, under Rule 144 as currently in effect, any of our affiliates or any person (or persons whose shares are aggregated in accordance with Rule 144) who has beneficially owned our common shares which are treated as restricted securities for at least one (1) year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of our outstanding common shares (approximately 255,230 shares based upon the number of common shares expected to be outstanding after the offering) or the reported average weekly trading volume in our common shares during the four weeks preceding the date on which notice of such sale was filed under Rule 144. Sales under Rule 144 are also subject to manner of sale restrictions and notice requirements and to the availability of current public information concerning our company. In addition, affiliates of our company must comply with the restrictions and requirements of Rule 144 (other than the one (1) year holding period requirements) in order to sell common shares that are not restricted securities (such as common shares acquired by affiliates in market transactions). Furthermore, if a period of at least two (2) years has elapsed from the date restricted securities were acquired from us or from one of our affiliates, a holder of these restricted securities who is not an affiliate at the time of the sale and who has not been an affiliate for at least three (3) months prior to such sale would be entitled to sell the shares immediately without regard to the volume, manner of sale, notice and public information requirements of Rule 144.

     Upon closing of this offering, we intend to file a registration statement for the resale of the common shares that are authorized for issuance under our existing and new stock option plans. We expect this registration statement to become effective immediately upon filing. Shares issued pursuant to our stock option plans to U.S. residents after the effective date of that registration statement (other than shares issued to our affiliates and the employees described below) generally will be freely tradable without restriction or further registration under the Securities Act of 1933.

                             INCOME TAX CONSEQUENCES

     In this section we summarize certain of the U.S. and Canadian federal income tax considerations that may be relevant to purchasers of common shares in this offering who:

     o are U.S. persons within the meaning of the U.S. Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), including a purchaser who, or that, is a citizen or resident of the U.S., a corporation or partnership created or organized under the laws of the U.S. or any political subdivision thereof or therein, an estate, the income of which is subject to U.S. federal income tax regardless of the source, or a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust;

     o for purposes of the Income Tax Act (Canada) (the "Income Tax Act") and the Canada-U.S. Income Tax Convention (1980) (the "Convention"), are resident in the U.S. and are not nor are deemed to be resident in Canada; hold our common shares as capital assets for purposes of the Internal Revenue Code and capital property for purposes of the Income Tax Act; and

     o deal at arm's length with us for purposes of the Income Tax Act and the Internal Revenue Code.

     For purposes of this discussion, we will refer to beneficial owners of common shares who satisfy the above conditions as "Unconnected U.S. Shareholders." Such persons do not include, and this summary does not apply to, persons who are "financial institutions" as defined in Section 142.2 of the Income Tax Act and non-resident insurers that carry on business in Canada and elsewhere.

     We will assume, for purposes of this discussion, that you are an Unconnected U.S. Shareholder. The tax consequences to a purchaser of common shares who is not an Unconnected U.S. Shareholder may differ substantially from the tax consequences discussed in this section. This discussion does not purport to deal with all aspects of U.S. or Canadian federal income taxation that may be relevant to particular Unconnected U.S. Shareholders or to certain classes of

Unconnected U.S. Shareholders who are subject to special treatment under the U.S. or Canadian federal income tax laws, including, but not limited to, Unconnected U.S. Shareholders who own, actually or constructively, 10% or more of the total combined voting power of all classes of our shares, financial institutions, dealers in securities, banks, insurance companies, tax-exempt organizations, broker-dealers, individual retirement and other tax-deferred accounts, U.S. persons whose functional currency (as defined in Section 985 of the Internal Revenue Code) is not the U.S. dollar, and Unconnected U.S. Shareholders holding common shares as part of a "straddle", "hedge" or "conversion transaction".

     This discussion is based upon:

     o   the Income Tax Act and regulations under the Income Tax Act;

     o the Internal Revenue Code and existing and proposed regulations under the Internal Revenue Code;

     o   the Convention;

     o the current administrative policies and practices published by Revenue Canada;

     o all specific proposals to amend the Income Tax Act and the regulations under the Income Tax Act that have been publicly announced by the Minister of Finance (Canada) prior to the date of this prospectus;

     o the administrative rulings, practice and policies of the U.S. Internal Revenue Service (the "IRS"); and

     o   applicable U.S. and Canadian judicial decisions,

all as of the date hereof and all of which are subject to change (possibly on a retroactive basis) and differing interpretation. We do not discuss the potential effects of any proposed legislation in the U.S. and do not take into account the tax laws of the various provinces or territories of Canada or the tax laws of the various state and local jurisdictions of the U.S. or foreign jurisdictions.

THIS DISCUSSION IS MERELY A GENERAL DESCRIPTION OF THE U.S. AND CANADIAN FEDERAL INCOME TAX CONSIDERATIONS MATERIAL TO A PURCHASE OF COMMON SHARES AND IT IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED AS, LEGAL OR TAX ADVICE TO ANY PERSON PURCHASING COMMON SHARES. THIS DISCUSSION DOES NOT DEAL WITH ALL POSSIBLE TAX CONSEQUENCES RELATING TO AN INVESTMENT IN OUR COMMON SHARES. WE HAVE NOT TAKEN INTO ACCOUNT YOUR PARTICULAR CIRCUMSTANCES AND DO NOT ADDRESS ALL CONSEQUENCES TO YOU UNDER PROVISIONS OF U.S. OR CANADIAN INCOME TAX LAW. THEREFORE, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES TO YOU OF PURCHASING, OWNING AND DISPOSING OF COMMON SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS,

AND ANY CHANGES IN APPLICABLE LAWS.

U.S. Federal Income Tax Considerations

     You generally will be required to include the U.S. dollar value of any dividend distribution which you receive on the common shares in ordinary income to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. The U.S. dollar value of any distribution received in Canadian dollars will be determined based on the spot exchange rate for the date of receipt. The amount of the distribution required to be included in gross income will be determined without reduction for Canadian withholding tax. Therefore, in the event that the distribution is subject to Canadian withholding tax, you generally will be required to report gross income in an amount greater than the cash received. To the extent any dividend distribution paid by us exceeds our current and accumulated earnings and profits, your pro rata share of the excess amount will be treated first as a return of capital up to your adjusted tax basis in our common shares (with a corresponding reduction in basis), and then as a gain from the sale or exchange of the common shares. Unconnected U.S. Shareholders should consult their tax advisors regarding the tax treatment of foreign currency gain or loss, if any, on Canadian dollars received. Dividends paid by us on our common shares generally will not be eligible for the "dividends received" deduction.

     Subject to certain conditions and limitations, you may be entitled to claim a credit for U.S. federal income tax purposes in an amount equal to the U.S. dollar value of any Canadian taxes withheld on any distributions that we make. Alternatively, you may in some circumstances claim a deduction for the amount of Canadian tax withheld in a taxable year, but only if you do not elect to claim a foreign tax credit in respect of any foreign taxes paid by you in that year. In general, the amount of allowable foreign tax credits in any year cannot exceed your regular U.S. federal income tax liability for the year attributable to certain foreign source income. Because distributions in excess of our current and accumulated earnings and profits generally will not give rise to foreign source income, you may be unable to claim a foreign tax credit in respect of Canadian withholding tax imposed on the excess amount unless, subject to applicable limitations, you have other foreign source income. However, limitations on the use of foreign tax credits generally will not apply to an electing individual Unconnected U.S. Shareholder whose creditable foreign taxes during a tax year do not exceed $300 ($600 for joint filers) if such individual's gross income for the tax year from non-U.S. sources consists solely of certain items of "passive income" reported on a "payee statement" furnished to the Unconnected U.S. Shareholder. In addition, an Unconnected U.S. Shareholder will be denied a foreign tax credit with respect to taxes withheld from dividends received on the common shares to the extent such Unconnected U.S. Shareholder has not held the common shares for a minimum period or to the extent such Unconnected U.S. Shareholder is under an obligation to make certain related payments with respect to substantially similar or related property. The rules relating to foreign tax credits are extremely complex and the availability of a foreign tax credit depends on numerous factors. You should consult your own tax advisor concerning the application of the U.S. foreign tax credit rules to your particular situation.

     You generally will recognize gain or loss on the sale, exchange or other disposition of your common shares in an amount equal to the difference, if any, between the amount realized on the sale, exchange or disposition and your adjusted tax basis in the common shares. Any gain or loss you recognize upon the sale, exchange or disposition of common shares held as capital assets generally will be long-term or short-term capital gain or loss, depending on whether the shares have been held by you for more than one
(1) year. Gain or loss resulting from a sale, exchange or disposition of the common shares generally will be U.S. source for U.S. foreign tax credit purposes unless it is attributable to an office or other fixed place of business outside the U.S. and other conditions are met.

     Dividend payments with respect to the common shares and proceeds from the sale, exchange or disposition of common shares may be subject to information reporting to the IRS and possible U.S. backup withholding tax at a rate of 31%. Backup withholding will not apply, however, to an Unconnected U.S. Shareholder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding. Generally, an Unconnected U.S. Shareholder will provide such certification on IRS Form W-9. Amounts withheld under the backup withholding rules may be credited against a holder's tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate form for refund with the IRS.

Canadian Federal Income Tax Considerations

     In this section, we summarize the material anticipated Canadian federal income tax considerations relevant to your purchase of common shares. This section will only apply if you do not use or hold and are not deemed to use or hold the common shares in, or in the course of, carrying on a business in Canada for the purposes of the Income Tax Act.

     Under the Income Tax Act, as an Unconnected U.S. Shareholder, you will generally be exempt from Canadian tax on a capital gain realized on an actual or deemed disposition of the common shares unless you, persons with whom you did not deal at arm's length for the purposes of the Income Tax Act, or you and such persons owned or had interests in or rights to acquire 25% or more of our issued common shares of any class of the capital stock of our company at any time during the five (5) year period immediately preceding the disposition or deemed disposition. Where a capital gain realized on a disposition or deemed disposition of our common shares is subject to tax under the Income Tax Act, the Convention will exempt the capital gain from Canadian tax if, on the disposition of our shares, the value of our common shares is not derived principally from real property situated in Canada. This relief under the Convention may not be available if you had a permanent establishment or fixed base available in Canada during the twelve (12) months immediately preceding the disposition of the shares.

     Dividends paid, credited or deemed to have been paid or credited on the shares to Unconnected U.S. Shareholders will generally be subject to a Canadian withholding tax at a rate of 25% under the Income Tax Act. Under the Convention, the rate of withholding tax generally applicable to Unconnected U.S. Shareholders who beneficially own the dividends is reduced to 15%. In the case of Unconnected U.S. Shareholders that are companies that beneficially own at least 10% of our voting shares, the rate of withholding tax on dividends is reduced to 5%.

     The Canadian federal government does not currently impose any estate taxes or succession duties, however, if you die, there is generally a deemed disposition of the common shares held at that time for proceeds of disposition equal to the fair market value of the shares immediately before your death. Capital gains realized on the deemed disposition, if any, will generally have the income tax consequences described above.

            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

     Our Articles of Incorporation provide that we will indemnify our officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been directors or officers of The Buck A Day Company Inc., absent a finding of negligence or misconduct in the performance of their duties.

     Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling The Buck A Day Company Inc. pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is unenforceable.

                                  LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for The Buck A Day Company Inc. by Bussin & Bussin, Toronto, Ontario. Spitzer & Feldman P.C., New York, is acting as our U.S. legal counsel with respect to the offering.

                                     EXPERTS

     Certain of the financial statements of The Buck A Day Company Inc. included in this prospectus and elsewhere in this registration statement, to the extent and for the periods indicated in their reports, have been audited by Stephen Diamond, Chartered Accountant, our independent certified public accountants, whose reports thereon appear elsewhere herein and in the registration statement.

                       WHERE YOU CAN FIND MORE INFORMATION

     You should only rely upon the information included in or incorporated by reference into this prospectus, the exhibits to the prospectus or in any prospectus supplement that is delivered to you. We have not authorized anyone to provide you with additional or different information. You should not assume that the information included in or incorporated by reference into this prospectus or any prospectus supplement is accurate as of any date later than the date on the front of the prospectus or prospectus supplement.

     We have not authorized any person to provide you with information different from that contained or incorporated by reference in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Common Stock.

                          INDEX TO FINANCIAL STATEMENTS

                                                                      PAGE
                                                                      ----
 Independent Auditor's  Report                                        F-1

 Financial Statements:

 Balance Sheets as of July 31, 2001 and 2000 and October 31,2001
          (unaudited)                                                 F-2

 Statements of Operations for the Year ended July 31, 2001 and from inception, January 1, 2000 to July 31, 2000 and the
       three months ended October 31, 2001 and 2000 (unaudited)       F-3

 Statement of Changes in Shareholders' Equity for the Year ended
       July 31, 2001 and from inception, January 1, 2000 to
       July 31, 2000 and the three months ended October 31, 2001
       and 2000 (unaudited)                                           F-4

 Statement of Cash Flows                                              F-5

 Notes to Financial Statements                                        F-6 - F-10

                          INDEPENDENT AUDITOR'S REPORT

To the Shareholders of
  The Buck A Day Company Inc.
  Newmarket, Ontario, Canada

I have audited the balance sheets of THE BUCK A DAY COMPANY INC. as at July 31, 2001 and 2000 and the statements of operations, changes in shareholders' equity and cash flows for the year ended July 31, 2001 and from inception, January 1, 2000 through July 31, 2000. These statements are the responsibility of the company's management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that I plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In my opinion, these financial statements present fairly, in all material respects, the financial position of the company as at July 31, 2001 and 2000 and the results of its operations and changes in its cash flows for the year ended July 31, 2001 and from inception, January 1, 2000 through July 31, 2000 in accordance with accounting principles generally accepted in the United States of America.


North York, Ontario                                       "Stephen Diamond"
September 15, 2001                                        Chartered  Accountant

                           THE BUCK A DAY COMPANY INC.
                                 BALANCE SHEETS
                           (IN UNITED STATES DOLLARS)

                                                                                                         October 31,
                                                                As at July 31,     As at July 31,               2001
                                                                          2001               2000        (Unaudited)
---------------------------------------------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS
     Cash                                                        $     316,427      $      25,164      $     304,789
     Accounts receivable
         (Net of an allowance for doubtful accounts
         of $ -  and $ - for 2001 and 2000)                            126,621             39,628            357,407
     Prepaid expenses                                                   49,377             84,317            228,580
     Inventory                                                         122,037             12,117            235,286
     Loan to Shareholder                                                    --                 --             58,345
---------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                                   614,462            161,226          1,184,407
FIXED ASSETS
(Net of accumulated depreciation)(Note 2)                              191,647             90,255            273,967
---------------------------------------------------------------------------------------------------------------------
                                                                 $     806,109      $     251,481      $   1,458,374
=====================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)

CURRENT LIABILITIES
     Accounts payable and accrued liabilities
         (Notes 4 and 8)                                         $   1,184,277      $     286,093      $   1,454,431
     Deferred marketing revenue (Note 5)                               228,865                 --                 --
---------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                            1,413,142            286,093          1,454,431
---------------------------------------------------------------------------------------------------------------------

LONG TERM LIABILITIES
     Advances from shareholders' (Note 3)                              834,976             33,825                 --
     Provincial sales tax payable (Note 4)                              79,319                 --                 --
---------------------------------------------------------------------------------------------------------------------
                                                                       914,295             33,825                 --
---------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                    2,327,437            319,918          1,454,431
---------------------------------------------------------------------------------------------------------------------

COMMITMENTS AND CONTINGENCIES (Notes 5, 8, 10 and 11)

SHAREHOLDERS' DEFICIENCY:
Capital Stock
     No par value, unlimited number of common
     shares authorized July 31, 2001 - 400,
     July 31, 2000-200, October 31, 2001- 20,000,000
     shares issued and outstanding (Note 6)                            354,250            305,500          1,602,243
Accumulated other comprehensive income (Note 7)                         29,393             16,075             43,802
Accumulated Deficit                                                 (1,904,971)          (390,012)        (1,642,102)
---------------------------------------------------------------------------------------------------------------------
                                                                    (1,521,328)           (68,437)             3,943
---------------------------------------------------------------------------------------------------------------------
                                                                 $     806,109      $     251,481      $   1,458,374
=====================================================================================================================


See accompanying notes.

                           THE BUCK A DAY COMPANY INC.
                            STATEMENTS OF OPERATIONS
                           (IN UNITED STATES DOLLARS)

                                                                                            3 MONTHS           3 MONTHS
                                                                       INCEPTION,              ENDED              ENDED
                                                                       JANUARY 1,        OCTOBER 31,        OCTOBER 31,
                                                THE YEAR ENDED            2000 TO               2001               2000
FOR                                              JULY 31, 2001      JULY 31, 2000        (UNAUDITED)        (UNAUDITED)
------------------------------------------------------------------------------------------------------------------------
REVENUE
     Sales                                       $   5,381,008      $     733,973      $   4,143,314      $   1,281,419
     Cost of sales                                  (3,795,962)          (519,307)        (2,627,162)          (917,074)
------------------------------------------------------------------------------------------------------------------------
     Gross Profit                                    1,585,046            214,666          1,516,152            364,345
------------------------------------------------------------------------------------------------------------------------

EXPENSES
     Amortization                                       22,326              9,283             12,200              4,565
     Automobile and travel                              54,887             17,193             22,952             10,766
     Bad debts                                          38,440                 --                855                 --
     Communication costs                                77,776             37,763             37,232             34,402
     Consulting fees                                   104,656                796              8,433              2,298
     Interest and bank charges                          11,937              2,438              4,688              1,926
     Media and printing costs                        1,114,561            186,847            315,053            262,578
     Office expenses                                    32,870             31,270             40,168             30,542
     Outside answering                                 184,218              2,550             92,050             20,808
     Postage and courier                               159,266             18,099             57,778             29,308
     Professional fees                                  63,399             14,647             18,473                 --
     Rent and utilities                                 67,585             32,106             20,724             16,686
     Repairs and maintenance                            23,547              6,945              4,510              6,223
     Salaries and commissions                        1,075,467            217,738            584,522            217,756
     Telemarketing salaries                             69,070             27,003             33,645             22,517
------------------------------------------------------------------------------------------------------------------------
                                                     3,100,005            604,678          1,253,283            660,375
------------------------------------------------------------------------------------------------------------------------
NET (LOSS) INCOME (Note 9)                       $  (1,514,959)     $    (390,012)     $     262,869      $    (296,030)
========================================================================================================================

Basic and diluted earnings (loss)
per share                                        $        (.08)     $        (.02)     $         .01      $        (.01)
========================================================================================================================

Weighted average shares
outstanding                                         20,000,000         20,000,000         20,000,000         20,000,000
========================================================================================================================

See accompanying notes.

                           THE BUCK A DAY COMPANY INC.
                  STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                           (IN UNITED STATES DOLLARS)

                                                                                Accumulated
                                                                              Comprehensive
                                                                           Foreign Currency
                                            Number of            Capital        Translation        Accumulated
                                               Shares              Stock         Adjustment            Deficit               Total
------------------------------------------------------------------------------------------------------------------------------------
Balance January 1, 2000                            --      $          --      $          --      $          --       $          --
Issued for Cash                                   200            305,500                 --                 --             305,500
Net Loss                                           --                 --                 --           (390,012)           (390,012)
Foreign currency translation
adjustment (Note 7)                                --                 --             16,075                 --              16,075
------------------------------------------------------------------------------------------------------------------------------------
Balance July 31, 2000                             200            305,500             16,075           (390,012)            (68,437)
Issued for cash                                   200             48,750                 --                 --              48,750
Net Loss                                           --                 --                 --         (1,514,959)         (1,514,959)
Foreign currency translation
adjustment (Note 7)                                --                 --             13,318                 --              13,318
------------------------------------------------------------------------------------------------------------------------------------
Balance July 31, 2001                             400            354,250             29,393         (1,904,971)         (1,521,328)
Issued for cash                            19,999,600          1,247,993                 --                 --           1,247,993
Net income for the three
months ended October 31,
2001 (Unaudited)                                   --                 --                 --            262,869             262,869
Foreign currency translation
adjustment (Note 7)                                --                 --             14,409                 --              14,409
------------------------------------------------------------------------------------------------------------------------------------
Balance, October 31, 2001
(Unaudited)                                20,000,000      $   1,602,243      $      43,802      $  (1,642,102)      $       3,943
====================================================================================================================================

See accompanying notes.

                           THE BUCK A DAY COMPANY INC.
                            STATEMENTS OF CASH FLOWS
                           (IN UNITED STATES DOLLARS)

                                                                                           3 MONTHS         3 MONTHS
                                                                        INCEPTION,            ENDED            ENDED
                                                                        JANUARY 1,     OCTOBER  31,     OCTOBER  31,
                                                   THE YEAR ENDED          2000 TO             2001             2000
FOR                                                 JULY 31, 2001    JULY 31, 2000      (UNAUDITED)      (UNAUDITED)
---------------------------------------------------------------------------------------------------------------------
Cash Used in Operating Activities

          Net loss                                   $ (1,514,959)    $   (390,012)    $    262,869     $   (296,030)
          Amortization                                     22,326            9,283           12,200            4,565
---------------------------------------------------------------------------------------------------------------------
                                                       (1,492,633)        (380,729)         275,069         (291,465)
---------------------------------------------------------------------------------------------------------------------
     Accounts receivable                                  (86,993)         (39,628)        (230,787)          12,732
     Prepaid expenses                                      34,940          (84,317)        (179,200)        (123,200)
     Inventory                                           (109,920)         (12,117)        (113,249)           4,276
     Provincial sales tax payable                          79,319               --          (79,319)              --
     Accounts payable and
     accrued liabilities                                  898,184          286,093          240,761          207,815
     Deferred marketing revenue                           228,865               --         (228,865)              --
---------------------------------------------------------------------------------------------------------------------
                                                        1,044,395          150,031         (590,659)         101,623
---------------------------------------------------------------------------------------------------------------------
     Cash used in operations                             (448,238)        (230,698)        (315,590)        (189,842)
---------------------------------------------------------------------------------------------------------------------
Financing Activities
          Advances from shareholders
          and loans payable                               801,151           33,825         (893,321)         171,996
          Proceeds from capital
          stock issuance                                   48,750          305,500        1,247,993           48,750
---------------------------------------------------------------------------------------------------------------------
     Cash provided by
     financing activities                                 849,901          339,325          354,672          220,746
---------------------------------------------------------------------------------------------------------------------
Investing Activity
          Additions to fixed assets and
     Cash used in investing activities                   (123,718)         (99,538)         (94,522)         (28,402)
---------------------------------------------------------------------------------------------------------------------
Effect of foreign exchange
rate changes on cash                                       13,318           16,075           43,802           11,463
---------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in Cash and
Cash Equivalents                                          291,263           25,164          (11,638)          13,165

Cash and Cash Equivalents
     Beginning of year (inception)                         25,164               --          316,427           25,164
---------------------------------------------------------------------------------------------------------------------
     End of year                                     $    316,427     $     25,164     $    304,789     $     38,329
=====================================================================================================================

See accompanying notes.

                           THE BUCK A DAY COMPANY INC.
                          NOTES TO FINANCIAL STATEMENTS
                             JULY 31, 2001 AND 2000
                           (IN UNITED STATES DOLLARS)

(Information as of, and for the three month periods ended October 31,2001 and 2000 is unaudited)

1.   Summary of Significant Accounting Policies

     These financial statements are prepared in accordance with United States Generally Accepted Accounting Principles ("GAAP") applied on a consistent basis. There are no significant differences between Canadian GAAP and United States Accounting standards as applied to these financial statements.
     The company is in the business of selling computer hardware, software and peripherals throughout Canada.

(a)  Reporting Currency and Foreign Currency translation

     The financial statements have been presented in U.S. dollars. Assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the rate of exchange in effect at the balance sheet date. Revenues and expenses are translated at the weighted average rate for the period. Translation adjustments are deferred in accumulated other comprehensive income (loss), a separate component of shareholders' equity.

(b)  Inventory

     Inventory is valued at the lower of cost and net realizable value.

(c)  Depreciation

     Fixed assets are recorded at cost. Depreciation has been provided for in the accounts at the following rates:

     Furniture, equipment and computers               -20% declining balance

(d)  Revenue Recognition

     Revenues and expenses are recognized on the accrual basis. Revenue from sales of products is recognized when title passes to customers, which is at the time goods are shipped. Staff Accounting Bulletin ("SAB") No. 101 issued by the Securities and Exchange Commission ("SEC") requires the company to report any changes in revenue recognition as a cumulative change in accounting principle at the time of implementation. The adoption of SAB 101 did not have a material impact on the Company's financial position or results of operations.

(e)  Unaudited Interim Financial Data

     The unaudited financial statements for the three months ended October 31,2001 and 2000 reflect all adjustments, all of which are of a normal recurring nature, which are in the opinion of management, necessary to a fair presentation of the results for the interim periods presented and are not necessarily indicative of full year results.

                           THE BUCK A DAY COMPANY INC.
                          NOTES TO FINANCIAL STATEMENTS
                             JULY 31, 2001 AND 2000
                           (IN UNITED STATES DOLLARS)


(Information as of, and for the three month periods ended October 31,2001 and 2000 is unaudited)

(f)  Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The more subjective of such estimates are deferred expenses relating to media advertising, certain shipping costs and telemarketing costs affecting future periods. The recorded amounts for such items are based on management's best information and judgement, and accordingly, actual results could differ from those estimates.

(g)  Income Taxes

     The Company follows the liability method of accounting for income taxes in accordance with the Canadian Institute of Chartered Accountants new income tax standard and SFAS #109 - Accounting for income taxes. Under this method, income tax liabilities and assets are recognized for the estimated tax consequences attributable to differences between the amounts reported in the financial statements and their respective tax bases, using enacted income tax rates. The effect of a change in income tax rates on future income tax liabilities and assets is recognized in income in the period that the change occurs.

(h)  Cash Flows

     For purposes of the statements of cash flows, the company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

(i)  Earnings (Loss) Per Share

     Basic and diluted earnings (loss) per share have been computed in accordance with SFAS No. 128. In accordance with the "cheap stock" rules of the securities and exchange commission, all shares issued are being treated as outstanding for all periods presented.

2.   FIXED ASSETS

     Fixed assets consist of the following:

                                                                                                 October 31,
As at July 31                                                           2001            2000            2001
-------------------------------------------------------------------------------------------------------------
                                        Cost     Accumulated             Net             Net     (Unaudited)
                                                Depreciation
-------------------------------------------------------------------------------------------------------------
Furniture, equipment
and computers                     $  223,256      $   31,609      $  191,647      $   90,255      $  273,967
=============================================================================================================

                           THE BUCK A DAY COMPANY INC.
                          NOTES TO FINANCIAL STATEMENTS
                             JULY 31, 2001 AND 2000
                           (IN UNITED STATES DOLLARS)


(Information as of, and for the three month periods ended October 31,2001 and 2000 is unaudited)

3.   Shareholder Advances and Loans payable

     Shareholder advances and loans payable are non interest bearing and repayable upon demand. The shareholders have indicated that no demand for repayment will be made in the current year. Shareholder loans are secured by a debenture over the assets of the company.

     Subsequent to July 31, 2001, the shareholder advances and loans payable were converted to common shares of the company's stock.

4.   Provincial Sales Tax Payable

     During the year the company entered into a structured repayment plan with a Provincial Sales Tax authority. The company is committed to 24 equal payments of principal and interest in the amount of $8,269 per month. At July 31, 2001 the current portion due was $89,175 and is included in accounts payable and accrued liabilities.

5.   Deferred Marketing Revenue

     During the year the company entered into a three year agreement with IBM Canada Ltd. ("IBM") to promote and sell IBM products exclusively. In addition to the agreement IBM provided co-marketing funds in the amount of $227,500 with an additional $32,500 of co- marketing funds to be provided semi-annually. The co-marketing funds are being charged against the media and marketing costs as incurred. Management expects to utilize the entire amount received within the current fiscal quarter.

                           THE BUCK A DAY COMPANY INC.
                          NOTES TO FINANCIAL STATEMENTS
                             JULY 31, 2001 and 2000
                           (IN UNITED STATES DOLLARS)


(Information as of, and for the three month period ended October 31,2001 and 2000 is unaudited)

6.   Capital Stock

                                                                                    October 31,
                                                                                           2001
      As at July 31                                         2001            2000    (Unaudited)
-----------------------------------------------------------------------------------------------
      Authorized - unlimited, no par value
      Common shares

      Issued - 400 (July 31, 2000 - 200,
      October 31,2001 - 20,000,000)
      Common shares                                  $   354,250     $   305,500    $ 1,602,243
===============================================================================================

(a) Subsequent to July 31, 2001, the loans payable to shareholders were converted into 12,099,600 Common Shares of the corporation for aggregate proceeds of $ 833,188.

(b) The Corporation issued Series A warrants for 1,500,000 Common Shares at $0.065 per common share.

(c) The Corporation issued Series B warrants for 3,000,000 common shares at $0.15 which were exercised subsequent to year end.

(d) The Corporation issued Series C warrants for 800,000 common shares at $0.065.

     The Series A and B warrants are exercisable up to 30 days from the issuance of the common shares. The series C warrants are exercisable up to 120 days from the issuance of the common shares. The Series B warrants were exercised for cash consideration and services rendered.

7.   Foreign Currency Translation Adjustment

     The balance in the foreign currency translation adjustment account includes historic amounts related to the Corporation's long term assets and liabilities.

8.   Lawsuit

     In July 2001, Beamscope Canada Inc., a supplier of hardware and software commenced an action against us in the Superior Court of Justice claiming the sum of Cdn. $250,000, plus interest and costs for unpaid accounts. On December 21, 2001 we settled the Beamscope lawsuit and paid them Cdn. $70,000 pursuant to the terms of such settlement.

                           THE BUCK A DAY COMPANY INC.
                          NOTES TO FINANCIAL STATEMENTS
                             JULY 31, 2001 and 2000
                           (IN UNITED STATES DOLLARS)

(Information as of, and for the three month periods ended October 31,2001 and 2000 is unaudited)

9. Income Tax Losses The company has tax losses available for carry forward to apply against future income In the amount of $1,934,364. No benefit or deferred tax asset has been recognized in these financial statements in accordance with SFAS No. 109 since there is no assurance that such asset will be realized. These losses expire through 2008.

10. Economic Dependance In excess of 95% of the companies inventory purchases are from IBM Corporation.

11.  Commitments

     (a) In September 2001 the company leased approximately 16,500 square feet. The lease term is from September 1, 2001 to January 31, 2006. Aggregate minimum rental commitments under non-cancelable operating leases are as follows:

     Fiscal     2002                  $   91,028
                2003                      99,511
                2004                      98,012
                2005                      98,012
                2006                      17,955
                                      ----------
                                      $  404,518
                                      ==========

     (b) Subsequent to the year end, the company entered into employment contracts with the Chief Executive Officer, the President, the Vice President of operations and the Manager of Business Affairs. These contracts are 3 years in length and provide for an aggregate annual salary of $630,000 with annual increases equal to 10% of the income of the preceding year, the right to participate in any share option plan, share purchase plan, retirement plan or similar plan.

================================================================================
No dealer,  salesman or other person has
been  authorized to give any information
or to make  representations  other  than
those contained in this prospectus,  and
if given or made,  such  information  or
representations  must not be relied upon
as having been  authorized  by us or the
selling   shareholders.    Neither   the
delivery of this prospectus nor any sale
hereunder will, under any circumstances,
create   an    implication    that   the
information  herein is correct as of any
time   subsequent  to  its  date.   This                  29,622,974 Shares
prospectus does not constitute an offer to or solicitation of offers by anyone in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such an offer is not qualified to do so or to anyone to whom it is unlawful to make such an offer or solicitation.

                     TABLE OF CONTENTS

Prospectus Summary..............................
Risk Factors....................................     THE BUCK A DAY COMPANY INC.
A Note Concerning Forward-Looking Statements....
Conventions Which Apply to this Prospectus......
Currency of Presentation........................           ----------------
Dividend Policy.................................
Capitalization..................................              PROSPECTUS
Exchange Rates..................................
Selected Financial Data.........................           ----------------
Dilution........................................
Market for Common Equity and Related
Stockholders Matters............................
Impact of the "Penny  Stock" Rules on Buying
or Selling Our Common Stock.....................
Plan of Distribution............................
Management  Discussion and Analysis of
Financial Condition and Results of Operations...
Description of Business.........................
Management......................................
Principal Shareholders..........................
Certain Transactions............................          February 22, 2002
Selling shareholders............................
Description of Securities.......................
Income Tax Consequences.........................
Disclosure of Commission Position on
Indemnification for Securities Act Liabilities..
Legal Matters...................................
Experts.........................................
Where You Can Find More Information.............
The Buck A Day Company, Inc. Consolidated
Financial Statements.........................F-1
PART II......................................I-1
Information Not Required in the Prospectus..II-1
SIGNATURES..................................II-6
================================================================================

PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

     The following table sets forth the costs and expenses payable by The Buck A Day Company Inc. in connection with the sale of the securities being registered. All amounts are estimates except the Securities and Exchange Commission registration fee:

          Registration Fee...................................      $2,500
          Printing and Engraving Expenses....................      $5,000
          Accounting Fees and Expenses.......................     $15,000
          Legal Fees and Expenses............................     $70,000
          Transfer Agent's Fees and Expenses.................
          Miscellaneous......................................      $7,500

                    Total....................................    $100,000

Item 14. Indemnification of Directors and Officers

     Under the Business Corporations Act, we are permitted to indemnify our directors and officers and former directors and officers against costs and expenses, including amounts paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which they are made parties because of their position as directors or officers, including an action against us. In order to be entitled to indemnification under this Act, the director or officer must act honestly and in good faith with a view to our best interests, and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer must have reasonable grounds for believing that his or her conduct was lawful.

     Under our by-laws, we may indemnify our current and former directors, officers, employees and agents. Our by-laws also provide that, to the fullest extent permitted by the Act, we are authorized to purchase and maintain insurance on behalf of our and our subsidiaries' current and past directors, officers, employees and agents against any liability incurred by them in their duties. We believe that the provisions of our by-laws are necessary to attract and retain qualified persons as directors and officers.

     We recently terminated an employee for cause and issued a statement of claim for more than Cdn.$1 million for the misappropriation of our property. The defendant has issued a counter-claim against us which we feel is without merit.

     Currently, there is no pending litigation or proceeding where a current or past director, officer or employee is seeking indemnification, nor are we aware of any threatened litigation that may result in claims for indemnification. We do not maintain any liability insurance covering our directors and officers.

Item 15. Recent Sales of Unregistered Securities

     Set forth below is information regarding the issuance and sales of The Buck A Day Company Inc.'s Common Stock without registration during the last three (3) years. No such sales involved the use of an underwriter and no commissions were paid in connection with the sale of any securities.

1. On September 15, 1999, we were incorporated pursuant to the Business Corporation Act (Ontario). Upon our incorporation 200 shares were issued to our founding shareholders. This transaction by us did not involve any public offering and was exempt from the registration requirements under the Securities Act pursuant to Section 4(2) thereof.

2. On April 27, 2000, we issued 200 shares of Common Stock to A.R.T. International Inc. for an aggregate consideration of Cdn. $470,000. This transaction by us did not involve any public offering and was exempt from the registration requirements under the Securities Act pursuant to Section 4(2) thereof.

3. On January 11, 2001, Nadia Faye LaBuick loaned Cdn. $212,500 to us payable on demand together with interest at the rate of 7% per annum. The loan was secured by all of our assets and registered pursuant to the applicable local laws. Also on January 11, 2001, Dennis and Patricia LaBuick advanced Cdn. $510,000 to us payable on demand together with interest at the rate of 7% per annum. This loan was also secured by our assets and registered pursuant to the applicable local laws. These transactions by us did not involve any public offering and were exempt from the registration requirements under the Securities Act pursuant to Section 4(2) thereof.

4. On or about July 7, 2001, 1483516 Ontario Limited, loaned $450,000 USD to us payable on demand together with interest at the rate of 7% per annum and secured by a first lien on all of our assets. The 1483516 Ontario Limited Security Agreement contained a provision that, subject to approval of A.R.T., the principal of the debt was convertible into 3,000,000 units consisting of one share of our Common Stock and one series B warrant to purchase one share of our Common Stock at a price of $0.15 USD. This transaction by us did not involve any public offering and was exempt from the registration requirements under the Securities Act pursuant to Section 4(2) thereof.

5. On August 1, 2001, we issued 800,000 Class C Warrants to A.R.T. entitling it to purchase 800,000 shares of our common stock exercisable at Cdn. $0.10 per share. The aggregate consideration for the issuance of the Class C Warrants was $1.00. Also on August 1, we authorized conversion of the LaBuick family members' loans together with interest totaling Cdn. $710,000 into 7,100,000 shares of our common stock and Class A Warrants for an additional 1,500,000 shares exercisable at Cdn. $0.10 per share. These transactions by us did not involve any public offering and were exempt from the registration requirements under the Securities Act pursuant to Section 4(2) thereof.

6. On August 29, 2001, the LaBuick family members converted all of their loans to us into 7,100,000 shares of our Common Stock and Class A Warrants which granted them the right to purchase an additional 1,500,000 shares at CDN$0.10 per share. Also on that day, 148516 Ontario Limited converted its loans to us into 3,000,000 shares of Common Stock and exercised all series B warrants for an additional 3,000,000 shares of Common Stock. These transactions by us did not involve any public offering and were exempt from the registration requirements under the Securities Act pursuant to Section 4(2) thereof.

7. On October 1, 2001, the LaBuick family members exercised all Class A Warrants receiving 1,500,000 shares of our Common Stock and A.R.T. International, Inc. exercised all Class C Warrants receiving 800,000 shares of our Common Stock. These transactions by us did not involve any public offering and were exempt from the registration requirements under the Securities Act pursuant to Section 4(2) thereof.

Additionally, since the inception of our 2002 Stock Option Plan in February 2002, we have granted a total of 3,500,000 directors, officers, advisers or consultants options, pursuant to the Stock Option Plan, to purchase an aggregate of 3,500,000 shares of the company's Common Stock. Each of these transactions by us did not involve any public offering and was exempt from the registration requirements under the Securities Act pursuant to Section 4(2) thereof.

Item 16. Exhibits

Exhibit No.                           Description
-----------                           -----------
   3.1      Articles of Incorporation of the Registrant.* [including all amendments thereto]
   3.2      By-laws of the Registrant.*
   4.1      Specimen Common Stock Certificate.*
   5.1      Opinion of Bussin & Bussin with respect to the validity of the shares.*
  10.1      IBM Canada Ltd. Business Partner Agreement, dated September 8, 2001.*
  10.2      CitiFinancial Services of Canada Ltd. Agreement, dated April ____, 2000.*
  10.3      Lexmark Canada Marketing Assistance Rebate Program, dated January 18, 2002.*
  10.4      Primus Telecommunications Canada Inc. Access Agreement, dated June 21, 2001.*
  10.5      Tannery Mall Lease Agreement, dated September 1, 2000.*
  10.6      2002 Omnibus Stock Purchase Agreement, dated February _____, 2002.*
  10.7      Employment Agreement, dated November 1, 2001 between the Registrant and Ed LaBuick.*
  10.8      Employment Agreement, dated November 1, 2001 between the Registrant and Dennis LaBuick.*
  10.9      Employment Agreement, dated November 1, 2001 between the Registrant and Keith Kennedy.*
  10.10     Employment Agreement, dated November 1, 2001 between the Registrant and George Slightham.*
  23.1      Consent of Bussin & Bussin (contained in Exhibit 5.1).*
  23.2      Consent of Spitzer & Feldman P.C.*
  23.3      Consent of Stephen A. Diamond, CA.*
  24.1      Powers of Attorney (included on the signature pages).

*    To be filed by amendment.

Item 17. Undertakings

     The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

          (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; provided, however, that paragraphs (a) and (b) shall not apply if such information is contained in periodic reports filed by the Registrant under Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference into this Registration Statement.

          (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (d) undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (e) The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (f) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report under Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report under Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (g) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished under and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned Registrant according the foregoing provisions, or otherwise, the undersigned Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on February 21, 2002.

                                     THE BUCK A DAY COMPANY, INC.


                                     By: /s/ Edward P. LaBuick
                                         -------------------------------------
                                         Edward P. LaBuick
                                         Chairman and Chief Executive Officer


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edward P. LaBuick, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities indicated on February 21, 2002.


/s/ Edward P. LaBuick
----------------------------
Edward P. LaBuick                 Chairman of the Board, Chief Executive Officer


/s/ Dennis P. LaBuick
-----------------------------
Dennis P. LaBuick                 President, Director


/s/ Keith Kennedy
-----------------------------
Keith Kennedy                     Director


/s/ John Mole
-----------------------------
John Mole                         Director


/s/ Kelly Murphy
-----------------------------
Kelly Murphy                      Controller